Exhibit 4.2

INVESTMENT AGREEMENT

by and among

DESPEGAR.COM, CORP.,

and

WAHA LATAM INVESTMENTS LIMITED

Dated as of August 20, 2020

i

ii

iii

INVESTMENT AGREEMENT, dated as of August 20, 2020 (this “Agreement”), by Despegar.com, Corp., a business company incorporated in the British Virgin Islands (the “Company”) and Waha LATAM Investments Limited, a Cayman Islands limited company (the “Purchaser”).

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, at the Closing, 50,000 series B preferred shares (the “Series B Preferred Shares”), having the rights, privileges, restrictions and conditions as specified in Annex I hereto and the amended and restated memorandum and articles of association of the Company to be adopted in accordance with the terms of this Agreement which, for the avoidance of doubt, may incorporate the terms of any Additional Financing Transaction (the “Amended and Restated Memorandum and Articles”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“50% Beneficial Ownership Requirement” means, as of the applicable time of determination, that the Purchaser and its Permitted Transferees continue to beneficially own Series B Preferred Shares and/or Common Shares that represent, in the aggregate and on an as-converted basis, at least 50% of the number of Common Shares beneficially owned by the Purchaser, on an as converted basis, as of the Closing Date.

“Additional Financing Transaction Requirements” means an Additional Financing Transaction that is either (a) an issuance by the Company of debt or preferred shares with aggregate proceeds of at least $125.0 million and with (i) no stated maturity or unconditional investor put right prior to the fifth anniversary of the closing of such transaction, (ii) interest coupon or required dividends in cash not greater than 10.0% per annum, and (iii) conversion or exchange or warrant exercise as of the closing of such transaction of no more than 12,000,000 Common Shares, or (b) an issuance of preferred shares of the Company with aggregate proceeds of at least $50.0 million on terms substantially identical to the Series B Preferred Shares.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates, and (ii) portfolio companies of any Purchaser Party or any Affiliate thereof shall not be deemed to be Affiliates of any Purchaser Party solely to the extent that any such portfolio company has not received any Confidential Information (as defined in the Confidentiality Agreement) pertaining to the Company from any holder (provided that no Person will be deemed to be in receipt of any Confidential Information solely because any such person serves as a director, officer or employee of such portfolio company). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as converted basis” means (i) with respect to the outstanding Common Shares as of any date, all outstanding Common Shares calculated on a basis in which all Common Shares issuable upon conversion of the outstanding Series B Preferred Shares (at the Conversion Rate in effect on such date as set forth in Annex I hereto and the Amended and Restated Memorandum and Articles) are assumed to be outstanding as of such date and (ii) with respect to any outstanding Series B Preferred Shares as of any date, the number of Common Shares issuable upon conversion of such Series B Preferred Shares on such date (at the Conversion Rate in effect on such date as set forth in Annex I hereto and the Amended and Restated Memorandum and Articles).

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Series B Preferred Shares, if any, owned by such Person to Common Shares).

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the British Virgin Islands or the United Arab Emirates are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Shares” means the ordinary shares, without par value, of the Company.

“Company RSU Award” means an award of restricted stock units corresponding to Common Shares.

“Company Stock Option” means an option to purchase Common Shares.

“Company Stock Plans” means the stock-based compensation plans of the Company and its Subsidiaries, including the Decolar.com, Inc. 2015 Stock Plan and the Despegar.com, Corp. Amended and Restated 2016 Stock Incentive Plan, in each case as amended.

“Competitor” means any person or entity which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the business of travel distribution.

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“Conversion Rate” has the meaning set forth in Annex I hereto and the Amended and Restated Memorandum and Articles.

“Credit Facility” means the Company’s committed revolving credit facility with Citibank.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof.

“Fall-Away of Purchaser Board Rights Date” means the first day on which the 50% Beneficial Ownership Requirement is not satisfied.

“Fraud” means common law fraud under the laws of the State of New York; provided, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“Fee Agreement” means the agreement, dated as of the date hereof, between Waha Capital PJSC and the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Investors’ Rights Agreement” means the Sixth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2017, by and among the Company and certain holders of the Company’s Common Shares listed in the schedules thereto, as in effect on the date hereof.

“Knowledge” means, with respect to the Company, the actual knowledge of Damian Scokin (Chief Executive Officer), Alberto Lopez Gaffney (Chief Financial Officer) and Mariano Scagliarini (General Counsel) after reasonable inquiry of each such Person’s direct reports who routinely deal with subject matter relevant to the applicable matter in question in the ordinary course of their duties.

“Liens” means any mortgage, pledge, lien (statutory or other), charge, encumbrance, hypothecation, assignment, security interest or similar restriction.

“Lookback Date” means January 1, 2018.

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; or (y) the ability of the Company to consummate the Transactions on a timely basis; provided that, for purposes of clause (x) above, none of the following, and no effect, change, event

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or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industries in which the Company and its Subsidiaries operate or (2) the economy, or credit, financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or taxation, or (B) to the extent arising out of, resulting from or related to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, including any elections and changes in government, (2) the negotiation, execution or announcement of the Transaction Documents or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Transaction Documents or the Transaction, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, in each case including the impact thereof (including through any changes in Law or customer or supplier behavior) on liquidity, access to capital, increases in cancellations and decreases in demand with respect to the Company’s offerings and/or across the travel industry, as well as on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, (5) any action taken by the Company or its Subsidiaries that is required by the Transaction Documents or with the Purchaser’s express written consent or at the Purchaser’s express written request, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (7) any change or prospective change in the Company’s credit ratings, (8) any decline in the market price, or change in trading volume, of the shares of the Company or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided, further, that any effect, change, event or occurrence referred to in clause (A), (B)(1) (except to the extent such effect is covered under clause (B)(4)) or (B)(3) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NYSE” means the New York Stock Exchange.

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“Permitted Transferee” means, with respect to any transferor, (i) any Affiliate of such transferor, so long as it remains such, (ii) any successor entity of such transferor, and (iii) with respect to any transferor that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such transferor or an Affiliate, advisor or manager of such transferor serves as the general partner, manager or advisor; provided that portfolio companies of the Purchaser or any of its controlled Affiliates shall not be Permitted Transferees of any Purchaser Party hereunder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Purchaser Director” means a member of the Board who is appointed by the Purchaser in accordance with the provisions set out in Annex I hereto and the Amended and Restated Memorandum and Articles.

“Purchaser Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under this Agreement.

“Purchaser Parties” means the Purchaser and each Permitted Transferee of the Purchaser to whom Series B Preferred Shares or Common Shares are transferred pursuant to Section 5.07(b)(i).

“Registration Rights Agreement” means a registration rights agreement to be entered into by the Company and the Purchaser, substantially in the form set forth as Annex II hereto.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Shares” means the series B preferred shares, without par value, of the Company, having the rights, privileges, restrictions and conditions set out in Annex I hereto and the Amended and Restated Memorandum and Articles.

“Standstill Period” means the period beginning on the Closing Date and the later of (x) the third anniversary of the Closing Date and (y) the Fall-Away of Purchaser Board Rights Date.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

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“Supplier” means any person or entity which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the air travel or lodging business.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Tax Return” means any return, report or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedules, attachments or amendments thereto.

“Transaction Documents” means this Agreement, the Amended and Restated Memorandum and Articles, the Registration Rights Agreement, the Equity Commitment Letter, the Fee Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement (including Annex I hereto) and the Amended and Restated Memorandum and Articles, the Registration Rights Agreement, the Equity Commitment Letter and the Fee Agreement.

“Transactions” means the Purchase and the other transactions expressly contemplated by this Agreement and the other Transaction Documents, including, without limitation, the exercise by any Purchaser Party of the right to convert Series B Preferred Shares into Common Shares.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any securities beneficially owned by such Person; provided that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more Series B Preferred Shares into Common Shares pursuant to the terms set-out in Annex I hereto and to the Amended and Restated Memorandum and Articles, (ii) the redemption or other acquisition of Common Shares or Series B Preferred Shares by the Company or (iii) the transfer (other than by a Purchaser or an Affiliate of a Purchaser) of any limited partnership interests or other equity interests in a Purchaser (or any direct or indirect parent entity of such Purchaser) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”). In the event that any Person that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled by the Person controlling such Person or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

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“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	3.07
Agreement	Preamble
Amended and Restated Memorandum and Articles	Recitals
Bankruptcy and Equity Exception	3.03(a)
Company	Preamble
Company SEC Documents	3.05(a)
Confidential Information	5.04
Confidentiality Agreement	5.04
Environmental Laws	3.10
Equity Commitment Letter	4.04
Equity Investor	4.04
Excluded Issuance	5.12(a)
Filed SEC Documents	Article III
Fundamental Representations	6.01(a)
Judgments	3.07
Laws	3.08(a)
Non-Recourse Party	7.05(b)
Permits	3.08(a)
Permitted Purpose	5.04
Purchase	2.01
Purchase Price	2.01
Purchaser	Preamble
Series B Preferred Shares	Recitals

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ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale at the Closing. On the terms and conditions of this Agreement, at the Closing, the Purchaser shall subscribe for, purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser, 50,000 Series B Preferred Shares for an aggregate purchase price equal to $50 million (the “Purchase Price”). The purchase and sale of the Series B Preferred Shares pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02 Closing. (a) On the terms and conditions of this Agreement, the closing of the Purchase (the “Closing”) shall occur at 10:00 am New York City time on the earlier of (1) subject to the satisfaction or waiver of the conditions set forth in Section 2.02(c), the date notified by the Company to the Purchaser at least three (3) Business Days in advance, but in any event not later than September 19, 2020, and (2) another date agreed by the Company and Purchaser, at the offices of Simpson Thacher & Bartlett, LLP, 425 Lexington Avenue, New York, New York 10017 (either such date is referred to herein as the “Closing Date”).

(b) At the Closing:

(i) Subject to the Purchaser’s compliance with Section 2.02(b)(ii), the Company shall issue and deliver to the Purchaser (1) the Series B Preferred Shares purchased by it pursuant to Section 2.01 registered in the name of the Purchaser, free and clear of all Liens, except restrictions on transfer imposed by the Amended and Restated Memorandum and Articles, the Securities Act, Section 5.07 and any applicable securities Laws and record the Purchaser as the owner of such Series B Preferred Shares on the books and records of the Company and (2) the Transaction Documents to which it is a party, duly executed by the Company; and

(ii) Subject to the Company’s compliance with Section 2.02(b)(i) and the satisfaction or waiver of the conditions set forth in Section 2.02(c), the Purchaser shall (1) pay the Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing, (2) deliver to the Company the Transaction Documents to which it is a party, duly executed by the Purchaser and (3) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-8BEN-E from the Purchaser.

(c) (i) The respective obligations of the Company and the Purchaser to consummate the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following condition:

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a. No temporary or permanent judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the Transactions.

(ii) The obligations of the Purchaser to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

a. The representations and warranties of the Company (a) set forth in the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (b) other than the Fundamental Representations, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import) as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (b), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

b. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing Date.

c. From the date hereof to the Closing Date, there shall not have occurred any event that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

d. The Company shall have delivered a certificate, signed on behalf of the Company by a duly authorized officer thereof, certifying that the conditions set forth in Section 2.02(c)(ii)a., b. and c. have been satisfied.

e. [RESERVED]

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f. The Credit Facility shall have been amended such that by its terms it allows the Company to pay dividends in form and the amounts contemplated by the terms of Annex I and the Amended and Restated Memorandum and Articles hereto and the Company shall have delivered a copy of such amendment to the Purchaser.

g. The Company shall have duly adopted and filed the Amended and Restated Memorandum and Articles (in substantially the form, including all schedules thereto, (i) designated as the “Closing Amended and Restated Memorandum and Articles” by the Purchaser and the Company, (ii) provided to the Purchaser’s legal counsel on or prior to the date hereof and (iii) filed on the date hereof or the subsequent date by the Company on a Form 6-K) that create and authorize the issuance of 50,000 Series B Preferred Shares having the rights set out in Annex I to this Agreement and incorporating all other amendments as are necessary or desirable to give effect to the rights in the Amended and Restated Memorandum and Articles of Association with the Registrar of Corporate Affairs of the British Virgin Islands and delivered to the Purchaser a stamped copy of such Amended and Restated Memorandum and Articles duly registered by the Registrar of Corporate Affairs of the British Virgin Islands.

h. The contemporaneous consummation of a financing transaction (the “Additional Financing Transaction”) on terms reasonably acceptable to the Purchaser; provided that an Additional Financing Transaction shall be deemed acceptable by the Purchaser so long as it meets the Additional Financing Transaction Requirements.

i. The price per Common Share shall not have dropped below $6.00 at any time from the date hereof to the close of market of the full tenth trading day subsequent to the announcement by the Company of the Purchaser’s investment in the Company; provided, that in such event, the Company and the Purchaser agree to renegotiate the terms of the Transactions in good faith.

j. The Common Shares issuable upon conversion of the Series B Preferred Shares shall have been approved for listing on the NYSE.

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(iii) The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

a. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

b. The Purchaser shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing Date.

c. The Purchaser shall have delivered a certificate, signed on behalf of the Purchaser by a duly authorized officer thereof, certifying that the conditions set forth in Section 2.02(c)(iii)a. and b. have been satisfied.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that, except as disclosed in any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or publicly furnished by the Company to, the SEC and publicly available after December 31, 2019 and prior to the date hereof, including the Forms 6-K to be filed by the Company on or about the date of this Agreement related to, among other things, the Transactions, the Company’s earnings results and any acquisitions, drafts of which have been provided to the Purchaser (collectively, the “Filed SEC Documents”):

Section 3.01 Organization; Standing. (a) The Company has been duly incorporated, is validly existing as a BVI business company limited by shares and is in good standing under the Laws of the British Virgin Islands, has the corporate power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (to the extent such concepts are applicable under such Laws), except where the failure to be so qualified or in good standing in jurisdictions other than the British Virgin Islands would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company’s amended and restated memorandum and articles of association are included in the Filed SEC Documents.

(b) Each significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X) of the Company has been duly incorporated (or formed), is validly existing as a corporation (or other entity) in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation (or formation), has the corporate (or other similar) power and authority to own its property and to conduct its business and is duly qualified to transact business

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and is in good standing (where such concept is applicable) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified or in good standing in jurisdictions other than the jurisdiction of such significant subsidiary’s incorporation (or formation) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02 Capitalization. (a) At the date of this Agreement, the Company is authorized to issue an unlimited number of Common Shares. At the close of business on June 30, 2020 (the “Capitalization Date”), (i) 69,946,439 Common Shares were issued and outstanding (excluding Common Shares held in treasury), (ii) 5,008,307 Common Shares were held in treasury by the Company or owned by its Subsidiaries, (iii) 5,461,777 Common Shares were reserved for issuance pursuant to the Company Stock Plans, (iv) 1,928,349 Common Shares were underlying outstanding Company RSU Awards (assuming target performance in the case of any performance-based Company RSU Awards), (v) 981,457 Common Shares were reserved for issuance upon the exercise of outstanding unexercised Company Stock Options, and (vi) no other shares of, or other equity interests (or any securities convertible into or exchangeable for or any rights exercisable for any such equity securities) in, the Company were issued, reserved for issuance or outstanding. Upon the registration of the Amended and Restated Memorandum and Articles by the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the provisions of this Agreement, the Company will be authorized to issue (i) an unlimited number of Common Shares, (ii) no more than 150,000 of a further series of preferred shares pursuant to an Additional Financing Transaction, and (iii) 50,000 Series B Preferred Shares.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any shares of capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options (or of the warrants issued hereunder) or require the satisfaction of Tax withholding with respect to the exercise of Company Stock Options or the vesting of Company RSU Awards, or pursuant to the Amended and Restated Memorandum and Articles), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities (other than pursuant to (x) this Agreement, including the Amended and Restated Memorandum and Articles and the Warrants issued hereunder, and (y) an Additional Financing

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Transaction). Other than this Agreement and in connection with an Additional Financing Transaction, neither the Company nor any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. From the close of business on the Capitalization Date through the date of this Agreement, other than in connection with an Additional Financing Transaction, there have been no issuances of (I) any Common Shares or any other equity or voting securities or interests in the Company, other than issuances of Common Shares (A) pursuant to the exercise, vesting or settlement, as applicable, of Company RSU Awards or Company Stock Options outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company equity awards or (II) any other Company Securities, including equity-based awards, other than 31,300 Company RSU Awards.

Section 3.03 Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Amended and Restated Memorandum and Articles, (ii) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or, with or without notice, lapse of time or both, accelerate or increase the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, except, in the case of clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, reasonably be expected to prevent the consummation by the Company of any of the Transactions on a timely basis or reasonably be expected to prevent the compliance by the Company with its obligations under this Agreement.

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Section 3.04 Governmental Approvals. Except for (a) the filing of the Amended and Restated Memorandum and Articles with the Registrar of Corporate Affairs of the British Virgin Islands in accordance with the provisions of this Agreement and (b) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, under any of the terms, conditions, or provisions of any Law or Judgment applicable to the Company or any Subsidiary or by which any of its or their assets or properties may be bound, any material contract or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary may be bound.

Section 3.05 Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since the Lookback Date (collectively, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder) (“Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The annual consolidated financial statements of the Company (including all related notes or schedules) and the quarterly interim consolidated financial information included in the Company’s earnings results filed on Form 6-K included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP, applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly interim financial information, to normal year-end adjustments and the absence of note disclosures).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business and, based on the reasonable good faith judgment and past practices of the Company, are not deemed by the Company to be material, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement, or (v) in connection with transactions disclosed in the Filed SEC Documents.

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(d) The Company, its Subsidiaries and the Board are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and all applicable rules of the NYSE. The Company has established and maintains, and at all times since the Lookback Date has maintained, “disclosure controls and procedures” and a system of “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects; such disclosure controls and procedures are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and the interactive data in eXtensible Business Reporting Language incorporated by reference in the SEC Filings is accurate. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any correct actions with regard to significant deficiencies and material weaknesses. The principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in each such certification are complete and correct.

Section 3.06 Absence of Certain Changes. Since January 1, 2020, through the date of this Agreement, there has not been any Material Adverse Effect (other than, for the avoidance of doubt, as a result of the impact of developments relating to COVID-19).

Section 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any executive officer or director of any such Person in their capacities as such, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any executive officer or director of any such Person in their capacities as such, in each case, by or before any Governmental Authority.

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Section 3.08 Compliance with Laws; Permits; OFAC; Sanctions; FCPA. (a)The Company and each of its Subsidiaries are and since the Lookback Date have been, in material compliance with all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority (“Laws”) or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, and all material Permits are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of all material Permits. There are no pending or, to the Knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any material Permit. There has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.

(b) (i) None of the Company or its Subsidiaries, or any director, officer or employee, or, to the Company’s Knowledge, any other person acting on behalf of the Company or of any of its Subsidiaries, has taken or will take any action in furtherance of an offer, payment, gift, promise to pay, or authorization or approval of the payment, giving or receipt of money, property or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Government Official”) in order to influence official action, or to any other person, in violation of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Corruption Laws”); (ii) the Company and its Subsidiaries have conducted their businesses in compliance with all Anti-Corruption Laws and have instituted and maintain policies and procedures specifically and reasonably designed to promote and achieve compliance with all Anti-Corruption Laws and with the representations and warranties contained herein; (iii) neither the Company nor its Subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, gift, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Law; and (iv) to the Company’s Knowledge, there are no allegations, investigations, actions, suits or proceedings with regard to a potential violation of any Anti-Corruption Law by the Company, its Subsidiaries or any director, officer or employee or other person acting on behalf of the Company or its Subsidiaries.

(c) The operations of the Company and its Subsidiaries are and have been conducted at all times since January 1, 2015 in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

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(d) (i) None of the Company, any of its Subsidiaries, or any director, officer, or, to the Company’s Knowledge, any employee of the Company or any of its subsidiaries, is, or is owned or controlled by, one or more Persons that are:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(ii) The Company will not, directly or indirectly, use the net proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions to the extent such activities or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Transactions, whether as broker, dealer, advisor, investor or otherwise).

(iii) Since January 1, 2015, the Company and its Subsidiaries have not Knowingly engaged in, are not now Knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, to the extent prohibited by applicable law.

Section 3.09 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct, (b) all Taxes (whether or not shown on any Tax Return) for which the Company and each of its Subsidiaries are liable have been timely paid except for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP, (c) no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing other than any examination or audit presenting issues for which adequate reserves have been established in accordance with GAAP and (d) within the past three (3) years, neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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Section 3.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries have complied since the Lookback Date with and is in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and the Company has not received any written notice since the Lookback Date alleging that the Company is in violation of or has liability under any Environmental Law and (b) the Company and its Subsidiaries possess and have complied since the Lookback Date with and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses.

Section 3.11 No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.12 Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.13 Sale of Securities; Form F-3. Assuming the accuracy of the representations and warranties set forth in Section 4.08, the sale of the Series B Preferred Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series B Preferred Shares, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series B Preferred Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Series B Preferred Shares under this Agreement to be integrated with other offerings by the Company. The Company is, and will be immediately after the consummation of the Transactions, eligible to register the Common Shares on a registration statement on Form F-3 under the Securities Act.

Section 3.14 Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the NYSE, nor has the Company received as of the date of this Agreement any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. The Company has not, since the Lookback Date,

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received written notice from the NYSE that the Company is not in compliance with the listing or maintenance requirements of the NYSE or any notification that requires a public announcement by the Company of any noncompliance or deficiency with respect to such listing or maintenance requirements. The Company is in material compliance with all listing and maintenance requirements of the NYSE.

Section 3.15 Status of Securities. As of the Closing, the Series B Preferred Shares acquired pursuant to this Agreement and the Common Shares issuable upon conversion of any of the Series B Preferred Shares will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other Person, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.07 and any applicable securities Laws.

Section 3.16 Indebtedness. Other than the Credit Facility, the Company is not party to any material Contract, and is not subject to any provision in the Amended and Restated Memorandum and Articles or resolutions of the Board that, in each case, by its terms prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Amended and Restated Memorandum and Articles or from redeeming the Series B Preferred Shares in the manner and at the times contemplated by the Amended and Restated Memorandum and Articles.

Section 3.17 Intellectual Property; Security. (a) (i) The Company and its Subsidiaries own or have the right to use all inventions, patents, trademarks, service marks, trade names, domain names, works of authorship, copyrights, software, technology, know-how, trade secrets and all other intellectual property, industrial property and proprietary rights, and proprietary or confidential information, systems or procedures (including all rights in, and all registrations and applications for registration of, any of the foregoing) (collectively, “Intellectual Property”) necessary or material to the conduct of their respective businesses as currently conducted by them, provided that the foregoing shall not be deemed to be a representation as to non-infringement of third-party Intellectual Property; (ii) to the Company’s Knowledge, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of a third party; (iii) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding, notice, or claim against the Company or its Subsidiaries (A) challenging the Company’s or any Subsidiary of the Company’s ownership of or rights in or to Intellectual Property owned by or exclusively licensed to the Company or any Subsidiary, or alleging a violation by the Company or any Subsidiary of any of the terms of any license or other agreement pursuant to which the Company or any of its Subsidiaries holds or uses any Intellectual Property of a third party; (B) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party; or (C) challenging the validity, scope or enforceability of any Intellectual Property owned by or exclusively licensed to the Company or any of its subsidiaries; (iv) all material Intellectual Property owned by the Company or its subsidiaries is owned solely by the Company or its Subsidiaries, and is owned free and clear of all options, licenses, liens, encumbrances, and defects (except for non-exclusive licenses granted to the Company’s end customers in the Company’s standard website terms of services); and (v) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in any material respect.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have used all software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model or under a license which, by its terms, (A) does not prohibit licensees of such software from licensing or otherwise distributing such software in source code form, (B) does not prohibit licensees of such software from making modifications thereof, and (C) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), including any software governed under the Apache License, GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, New BSD License, MIT License, Common Public License and other licenses approved as Open Source licenses under the Open Source Definition of the Open Source Initiative (“Open Source Materials”), in compliance in all material respects with all license terms applicable to such Open Source Materials. None of the Company’s material proprietary internally-developed software or other internally-developed technology (such software and technology, “Company Proprietary Tools”) that have been licensed, made accessible or distributed to third parties incorporate any Open Source Material in a manner that requires or has required (i) the Company or any of its Subsidiaries to permit reverse engineering by third parties of any Company Proprietary Tools of the Company or any of its Subsidiaries or (ii) any Company Proprietary Tools of the Company or any of its Subsidiaries to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge or minimal charge.

(c) The information technology systems, equipment and software owned or licensed by the Company or any of its Subsidiaries for use in conducting their respective businesses (the “IT Assets”) (A) are reasonably sufficient for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted, including as to capacity, scalability and ability to process current transactions and operations; (B) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company’s and its subsidiaries’ respective businesses as currently conducted, (C) have not materially malfunctioned or failed since the Lookback Date and (D) to the Company’s Knowledge are free of any viruses, “back doors,” “Trojan horses,” “time bombs, “worms,” “drop dead devices” or other software or hardware components that are designed to interrupt use of, permit unauthorized access to, or disable, damage or erase, any software material to the business of the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes consistent with industry standard practices; and (iii) to the Company’s Knowledge, since the Lookback Date, no person has gained unauthorized access to any IT Asset and there has been no material security breach or attack.

(d) The Company and its Subsidiaries (A) operate and have operated their respective businesses in a manner compliant in all material respects with all privacy, data security and data protection Laws, and third-party obligations (imposed by applicable Law, contract or otherwise), and all published privacy policies and binding written public statements applicable to the Company’s and its Subsidiaries’ receipt, collection, handling, processing, sharing, transfer, usage,

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protection, disclosure, disposal, or storage of Personal and Device Data (“Privacy Commitments”), where “Personal and Device Data” means all user data and all other information that (i) directly or indirectly identifies a natural person or from which the identity or contact information of a natural person may reasonably be derived, and (ii) that is associated with or linked to the information described in (i), including financial data, IP addresses, mobile device identifiers and website usage activity, (B) have implemented, maintain and are in compliance with policies and procedures reasonably designed to protect the privacy, integrity, security and confidentiality of all Personal and Device Data handled, processed, collected, shared, transferred, used, disclosed, disposed, and/or stored by or under the control of the Company or its Subsidiaries in connection with the Company’s and its Subsidiaries’ operation of their respective businesses, (C) have required and do require, in all material respects, all third parties to which they provide, share, transfer or otherwise disclose any Personal and Device Data to maintain the privacy and security of the same, and to the Company’s Knowledge, there has been no unauthorized access or misuse of any Personal and Device Data disclosed to such third parties that could reasonably result in liability for the Company or its Subsidiaries or have a material effect on the business of the Company or its Subsidiaries, (D) have not experienced any material security incident that has compromised the privacy, security, integrity or confidentiality of any Personal and Device Data, (E) have not been obligated to notify natural persons or any Government Authority of any unauthorized disclosure of or access to, or other incident that has compromised the privacy, security, integrity or confidentiality of any Personal and Device Data, and (F) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding, notice or claim against the Company or its Subsidiaries challenging the Company’s or any Subsidiary of the Company’s rights in or to Personal and Device Data, or alleging or investigating a potential or alleged violation by the Company or any Subsidiary of any Privacy Commitments.

Section 3.18 Labor. No material labor dispute with the employees of the Company or any of its Subsidiaries exists, or, to the Knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.

Section 3.19 Investment Company Act. The Company is not and, after giving effect to the Transactions will not be, an “investment company” as that term is defined in, nor is the Company otherwise subject to registration or regulation under, the Investment Company Act of 1940.

Section 3.20 Insurance. All material insurance maintained by the Company and its Subsidiaries is in full force and effect, all premiums on material insurance have been duly paid when due, none of them has received notice of violation or cancellation thereof, and there exists no default under any requirement of such material insurance. The Company and each of its Subsidiaries maintains insurance on its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are, in the Company’s reasonable judgment, usually insured against in the same general area by companies engaged in the same or a similar business or is required by applicable Laws.

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Section 3.21 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Series B Preferred Shares, the Common Shares, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

Section 3.22 No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that no Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article IV, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article IV.

ARTICLE IV

Representations and Warranties of the Purchaser

Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period):

Section 4.01 Organization; Standing. Purchaser is the type of entity set forth on the signature pages hereto, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted.

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Section 4.02 Authority; Noncontravention. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of Purchaser, and no further action, approval or authorization by any of its shareholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transactions. This Agreement has been and at the Closing, the other Transaction Documents will be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company, constitutes (or in the case of the other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of Purchaser or (ii) violate any Law or Judgment applicable to Purchaser or any of its Subsidiaries or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or accelerate Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii) as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for the filing by the Company of the Amended and Restated Memorandum and Articles with the Registrar of Corporate Affairs of the British Virgin Islands, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04 Financing. On the Closing Date the Purchaser will have at the Closing all immediately available funds necessary to consummate the Purchase and pay the Purchase Price for the Series B Preferred Shares to be acquired hereunder on the terms and conditions contemplated by this Agreement, and to pay any fees and expenses of or payable by the Purchaser, as and when expressly contemplated by this Agreement, and to pay or otherwise perform all obligations of the Purchaser under the other Transaction Documents. The Purchaser is a party to and has accepted a fully executed commitment letter, dated as of the date hereof (the “Equity

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Commitment Letter”), from a certain Person (the “Equity Investor”) pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in the Purchaser the amounts set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereof, in accordance with and subject to the terms and conditions set forth therein, and is entitled to enforce such agreement. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing”. The Purchaser has delivered to the Company a true, complete and correct copy of the executed Equity Commitment Letter. Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Equity Financing or any contingencies that would permit the Equity Investor to reduce the total amount of the Equity Financing. The Equity Commitment Letter constitutes the legal, valid binding and enforceable obligations of the Purchaser and all the other parties thereto and is in full force and effect. As of the date of this Agreement, the Equity Commitment Letter has not been modified, amended or altered, no such amendment, modification, or alteration is contemplated and none of the commitments under the Equity Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect. The Equity Commitment Letter will not be amended, modified or altered at any time through the Closing.

Section 4.05 Ownership of Company Shares. None of the Purchaser nor any of its Affiliates owns any capital stock or other equity or equity-linked securities of the Company.

Section 4.06 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.

Section 4.07 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser and its Representatives, Purchaser and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser is familiar, that Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for Fraud in connection with the representations and warranties expressly set forth in Article III, Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

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Section 4.08 Purchase for Investment. Purchaser acknowledges that the Series B Preferred Shares and the Common Shares issuable upon the conversion of Series B Preferred Shares have not been registered under the Securities Act or under any state or other applicable securities laws. Purchaser (a) acknowledges that it is acquiring the Series B Preferred Shares and the Common Shares issuable upon the conversion of Series B Preferred Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Series B Preferred Shares or the Common Shares issuable upon the conversion of Series B Preferred Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series B Preferred Shares and the Common Shares issuable upon the conversion of Series B Preferred Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Series B Preferred Shares and the Common Shares issuable upon the conversion of Series B Preferred Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Series B Preferred Shares and the Common Shares issuable upon the conversion of Series B Preferred Shares indefinitely and (ii) a total loss in respect of such investment. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Series B Preferred Shares and the Common Shares issuable upon the conversion of Series B Preferred Shares, and to protect its own interest in connection with such investment.

Section 4.09 No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, the Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person (including Morgan Stanley & Co. LLC and Citigroup Global Markets Inc.), (a) has made or is making any other express or implied representation or warranty with respect to the Series B Preferred Shares, the Common Shares of the Company, the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Purchaser or any of its Representatives or any information developed by the Purchaser or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article III, will have or be subject to any liability or indemnification obligation to the Purchaser resulting from the delivery, dissemination or any other distribution to the Purchaser or any of its Representatives, or the use by the Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other materials developed by or provided or made available to the Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Purchaser, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article III. The Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted,

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to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and its own in-depth analysis of the merits and risks of the Transactions in making its investment decision and, in making its determination to proceed with the Transactions, the Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation and analysis.

Section 4.10 No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, neither the Purchaser nor any other Person on its behalf has made or is making any other express or implied representation or warranty.

ARTICLE V

Additional Agreements

Section 5.01 Corporate Actions. (a) At any time that any Series B Preferred Shares remain outstanding, the Company shall, if applicable, from time to time take all lawful action within its control to cause the authorized shares of the Company to include a sufficient number of authorized but unissued Common Shares to satisfy the conversion requirements of all Series B Preferred Shares then outstanding.

(b) Prior to the Closing, the Company shall file with the Registrar of Corporate Affairs of the British Virgin Islands the Amended and Restated Memorandum and Articles.

Section 5.02 Public Disclosure. The Purchaser Parties and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form mutually agreed by the parties.

Section 5.03 Confidentiality. The Purchaser will, and will cause its Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement, including any such information provided pursuant to Section 5.12 or (y) pursuant to the non-disclosure agreement dated June 25, 2020 by and between Waha Capital PJSC and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser Parties’ investment in the Company made pursuant to this Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Purchaser, any of its Affiliates or any of their respective Representatives in

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violation of this Section 5.03, (ii) was or becomes available to the Purchaser, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source was not, to the Purchaser’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Purchaser, any of its Affiliates or any of their respective Representatives, provided that such information is not, to the Purchaser’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) is independently developed by the Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to Purchaser’s Affiliates and Permitted Transferees and its and their respective Representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such Representative who, to the knowledge of the Purchaser, has an employment, director, officer, operating partner or similar relationship with a Competitor, (ii) to its shareholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Company (without disclosing specific confidential information), and (iii) in the event that Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case Purchaser shall use reasonable efforts to assist the Company in this respect). The obligations of this Section 5.03 shall remain in full force and effect until the later of (1) two (2) years from the Closing Date and (2) the Fall-Away of Purchaser Board Rights Date.

Section 5.04 Listing of Shares. The Company shall promptly apply to cause the aggregate number of Common Shares issuable upon the conversion of the Series B Preferred Shares to be approved for listing on the NYSE.

Section 5.05 Registration Rights Agreement. On the Closing Date, the Company and the Purchaser shall enter into the Registration Rights Agreement.

Section 5.06 Standstill. The Purchaser agrees that during the Standstill Period, without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause its Affiliates not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any of its Subsidiaries, any securities convertible into or exchangeable for any such equity securities, or any options or other derivative securities or contracts or instruments in any way related to the price of the Common Shares or any assets or property of the Company or any of its Subsidiaries;

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(b) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting equity securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s shareholders or initiate any shareholder proposal for action by the Company’s shareholders, or other than with respect to any Purchaser Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c) make any public announcement with respect to, or offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer for the Company’s equity securities, recapitalization, reorganization or purchase of any material assets of the Company or its Subsidiaries or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective equity securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(d) otherwise act, alone or in concert with others, to control or seek to control, advise or influence, in any manner, management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than the Purchaser Director acting in his or her capacity as a member of the Board or voting at a meeting of the Company’s shareholders);

(e) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(f) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(g) take any action that would or would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.06;

(h) enter into any discussions, negotiations, communications, arrangements, agreements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, the Purchaser Parties) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to the Company or any of its Subsidiaries or any securities of the Company or of any of its Subsidiaries or otherwise in connection with any of the foregoing; or

(i) contest the validity of any of the provisions of this Section 5.06 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.06;

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provided, that nothing in this Section 5.06 will limit (1) any private proposals made to the Chief Executive Officer of the Company or the Chairman of the Board (so long as the manner or content of any such communication would not reasonably be expected to require any public disclosure by any Person) or (2) any actions taken by the Purchaser Director, or the ability of the Purchaser Director to vote or otherwise exercise his or her legal duties, in each case in his or her capacity as a member of the Board. Notwithstanding the foregoing, this Section 5.06 shall not prevent or impair the ability of the Purchaser or any of its Affiliates to exercise any of its rights set forth in Section 5.12 or pursuant to the terms of the Series B Preferred Shares.

Section 5.07 Transfer Restrictions. (a) Except as otherwise permitted in Section 5.07(b), until the first anniversary of the Closing Date, the Purchaser Parties will not, without the prior written consent of the Board, (i) Transfer any Series B Preferred Shares or any Common Shares issued upon conversion of the Series B Preferred Shares or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any Series B Preferred Shares or any Common Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series B Preferred Shares or the Common Shares; provided, however, that on or after the six month anniversary of the Closing Date, the foregoing restrictions will not apply so long as the ten (10) Business Day trailing volume-weighted average price per share of Common Shares equals or exceeds $15.00. For the avoidance of doubt, the provisions set forth in this Section 5.07(a) shall be of no further force or effect following the first anniversary of the Closing Date.

(b) Notwithstanding Section 5.07(a), the Purchaser Parties shall be permitted to Transfer any portion or all of their Series B Preferred Shares or Common Shares issued upon conversion of the Series B Preferred Shares at any time (unless otherwise indicated herein), under the following circumstances:

(i) Transfers to any Permitted Transferees of the Purchaser or a Purchaser Party, but only (1) if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and (2) if the transferee and the transferor agree in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) that the transferee shall Transfer the Series B Preferred Shares or Common Shares so Transferred back to the transferor or another Permitted Transferee at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii) Transfers pursuant to a merger, consolidation or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any of its Subsidiaries that, in each case, have been approved by the Board;

(iii) Transfers pursuant to a tender offer or exchange offer for equity securities of the Company made by a Person who is not a Purchaser Party or any of their Affiliates that have been approved by the Board, subject to such conditions as the Board determines; and

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(iv) Transfers to the Company or any of its Subsidiaries.

(c) Notwithstanding Sections 5.07(a) and (b), the Purchaser Parties will not at any time, directly or indirectly (without the prior written consent of the Board) Transfer any Series B Preferred Shares or any Common Shares issued upon conversion of the Series B Preferred Shares to any Person that is (1) a Competitor, or (2) a Supplier; provided, that the foregoing clauses (1) and (2) of this Section 5.07(c) shall not restrict (i) any Transfer effected through a registered offering, or (ii) any Transfer to a broker-dealer or market maker on a securities exchange, so long as the Purchaser has no knowledge that a Supplier or Competitor is the buyer in such sale.

(d) Any attempted Transfer in violation of this Section 5.07 shall be null and void ab initio.

Section 5.08 Legend. (a) All certificates or other instruments representing the Series B Preferred Shares or Common Shares issued upon conversion of Series B Preferred Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF AUGUST 20, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Purchaser Party and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate or other instrument for any Series B Preferred Shares or Common Shares to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.

Section 5.09 Director Rights. The Purchaser shall have the right to appoint a director to the Board as set out in the provisions of Annex I hereto and the Amended and Restated Memorandum and Articles.

Section 5.10 Voting. From and after the Closing and until the Fall-Away of Purchaser Board Rights Date:

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(a) At each meeting of the shareholders of the Company involving the election of directors following the execution of this Agreement and at every postponement or adjournment thereof, the Purchaser shall, and shall cause the Purchaser Parties to, take such action as may be required so that all of the voting equity securities of the Company beneficially owned, directly or indirectly, by the Purchaser Parties and entitled to vote at such meeting of shareholders are voted (i) in favor of each director nominated or recommended by the Board for election at any such meeting, (ii) against any shareholder nominations for director which are not approved the Board for election, (iii) in favor of any proposal relating to executive or equity compensation that has been approved by the Board or applicable committee of the Board, and (iv) in accordance with the recommendation of the Board with respect to any proposed Liquidation Event (as defined in the Investors’ Rights Agreement), so long as any rights of the Series B Preferred Shares set forth herein or in the Amended and Restated Memorandum and Articles that would otherwise be applicable in connection with such Liquidation Event would not otherwise be impaired (including payment of any applicable redemption amounts or liquidation preference in full).

(b) The Purchaser shall, and shall (to the extent necessary to comply with this Section 5.10) cause the Purchaser Parties to, be present, in person or by proxy, at all meetings of the shareholders of the Company so that all voting equity of the Company beneficially owned by the Purchaser or the Purchaser Parties may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 5.10(a) at such meetings (including at any adjournments or postponements thereof).

Section 5.11 Tax Matters. (a) The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (or deemed distributions) with respect to the Series B Preferred Shares or the Common Shares issued upon conversion of the Series B Preferred Shares, in each case, to the extent required by applicable Law. The Purchaser and the Company agree that, pursuant to U.S. federal tax law as of the date of this Agreement, no U.S. withholding Tax will be due on the accrual of dividends with respect to the Series B Preferred Shares, unless and until such dividends are declared and paid in cash. Additionally, based on applicable Law as of the date of this Agreement, no withholding Taxes are currently required on any payments or distributions (including deemed distributions) with respect to, or upon any gain recognized upon a disposition of, the Series B Preferred Shares or the Common Shares issued upon conversion of the Series B Preferred Shares, in each case, by any Governmental Authority in Argentina or the British Virgin Islands. To the extent that any amounts are so deducted or withheld on any payments or distributions (or deemed distributions) with respect to the Series B Preferred Shares or the Common Shares issued upon conversion of the Series B Preferred Shares, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to any share of Series B Preferred Shares or the Common Shares issued upon conversion of the Series B Preferred Shares, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of the Series B Preferred Shares or the Common Shares issued upon conversion of the Series B Preferred Shares or any other amounts otherwise payable by the Company to the relevant holder or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

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(b) Notwithstanding anything herein to the contrary, prior to the date of any payment, distribution or deemed distribution described in Section 5.11(a), Purchaser and each Permitted Transferee shall have delivered to the Company or its paying agent a duly executed, valid (as of the time of the applicable payment, distribution or deemed distribution), accurate and properly completed IRS Form W-9 or applicable IRS Form W-8 (together with any required attachments) (to the extent not previously provided pursuant to Section 2.02(b)(ii)). The Company shall cooperate in good faith with Purchaser to minimize or eliminate any withholding or deduction described in Section 5.11(a) on any distributions or deemed distributions with respect to Series B Preferred Shares or Common Shares issued upon conversion of the Series B Preferred Shares beneficially owned by the Purchaser, including by giving the Purchaser an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

(c) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on (x) the issue of the Series B Preferred Shares and (y) the issue of Common Shares issued upon conversion of Series B Preferred Shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series B Preferred Shares or Common Shares to a beneficial owner other than the initial beneficial owner of the Series B Preferred Shares immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

Section 5.12 Participation. (a) For the purposes of this Section 5.12, “Excluded Issuance” shall mean: (i) the issuance to directors, officers, employees, consultants, service providers or agents of the Company of Common Shares (x) under employee benefit plans, programs or other compensatory arrangements of the Company or (y) upon the exercise of Company Stock Options, the vesting and settlement of Company RSU Awards, and the vesting and/or settlement of other awards granted under any such employee benefit plan, program or arrangement of the Company approved by the Board; provided that the aggregate amount of Common Shares reserved for issuance under such plans does not exceed 10% of the total outstanding number of Common Shares; (ii) the granting to directors, officers, employees, consultants, service providers or agents of the Company of Company equity awards denominated in Common Shares (x) under employee benefit plans, programs or other compensatory arrangements of the Company or (y) pursuant to the employment inducement exception to the NYSE rules regarding shareholder approval of equity compensation plans approved by the Board; provided that the aggregate amount of Common Shares reserved for issuance under such plans does not exceed 10% of the total outstanding number of Common Shares; (iii) the issuance of equity securities in connection with any acquisitions, mergers, “business combination” (as defined in the rules and regulations promulgated by the SEC), Liquidation Event (as defined in the Investors’ Rights Agreement) or otherwise in connection with bona fide acquisitions of securities or assets of another Person, business unit, division or business; (iv) the issuance of equity securities to strategic counterparties as part of a commercial arrangement, including in connection with partnerships, joint ventures or similar strategic transactions, but excluding any stand-alone sales of Common Shares or other equity securities to such parties for cash consideration; (v) the issuance of any equity securities pursuant to the conversion of the Series B Preferred Shares; (vi) the issuance of any equity securities in connection with an Additional Financing Transaction; (vii) the issuance of equity securities pursuant to an option, warrant or right outstanding as of the Closing

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Date; (viii) the issuance of equity securities to a Governmental Authority or designee thereof (in each case, excluding a sovereign wealth fund who regularly makes financial investments) in connection with a financing transaction pursuant to a program developed to address COVID-19 (including the impacts thereof) for so long as such Governmental Authority or designees thereof will not, upon consummation of such transaction, hold or be entitled to receive more than such number of Common Shares equal to 5% of the loan amount, divided by the Fair Market Value of the Common Shares on the closing of such transaction, (ix) the issuance of equity securities in connection with a reclassification, recapitalization, exchange, division, combination or readjustment of shares or any share dividend or share distribution, or similar transaction, in each case in which holders of the same class of securities participate on a pro rata basis; and (x) the issuance of equity securities in connection with the implementation of a shareholder rights or similar plan approved by the Board as a defensive measure, or the redemption or repurchase of any rights under such plan, in each case only in the event that the Purchaser or its Affiliates, individually or together with others, are the parties intending to acquire securities of the Company or otherwise triggering the issuance or distribution under such plans.

(b) From and after the Closing Date, until the Purchaser and its Permitted Transferees first cease to beneficially own Series B Preferred Shares and/or Common Shares that were issued upon the conversion of Series B Preferred Shares that represent in the aggregate and on an as converted basis, at least 30% of the number of Common Shares issuable upon conversion of Series B Preferred Shares as of the Closing Date (appropriately adjusted for any divisions, combinations or similar events), if the Company proposes to issue Common Shares (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Shares), other than in an Excluded Issuance, then the Company shall:

(i) give written notice to the Purchaser no less than (A) thirty (30) calendar days, or (B) in the case of a public offering, three (3) Business Days (or, if the Company reasonably expects such public offering to be made in less than three (3) Business Days, such shorter period) prior to the closing of such issuance, setting forth in reasonable detail (to the extent then known) (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”); (B) the expected price and other expected material terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the Purchaser any such information the Purchaser may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided to the proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the Purchaser Parties, on such terms as the Proposed Securities are issued and upon full payment by the Purchaser Parties, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of Common Shares the Purchaser Parties beneficially own (including for the avoidance of doubt, all Common Shares issuable upon conversion of such Series B Preferred Shares beneficially owned by the Purchaser Parties) by (B) the fully diluted total number of Common Shares then outstanding, and including the shares described in the immediately foregoing clause (A).

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(c) The Purchaser will have the option, on behalf of the applicable Purchaser Parties, exercisable by written notice to the Company, to accept the Company’s offer and irrevocably commit to purchase any or all of the equity securities offered to be sold by the Company to the Purchaser Parties, which notice must be given within (i) thirty (30) calendar days, or (ii) in the case of a public offering, three (3) Business Days (or, if the Company reasonably expects such public offering to be made in less than three (3) Business Days, such shorter period), in each case after receipt of such notice from the Company. If the Company offers two (2) or more securities in units to the other participants in the offering, the Purchaser Parties must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Purchaser Parties have not elected to purchase.

(d) The election by the Purchaser Party not to exercise its subscription rights under this Section 5.12 in any one instance shall not affect its right as to any subsequent proposed issuance.

(e) In the case of an issuance subject to this Section 5.12 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.

ARTICLE VI

Survival and Termination

Section 6.01 Survival and Limitation on Liability.

All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for 12 months following the Closing Date, other than the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.03(a), Section 3.03(b), Section 3.12, Section 3.13 and Section 3.15 (such representations and warranties contained therein, the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations, and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy in or breach of such representation or warranty to the extent that any good-faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

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Section 6.02 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Company;

(b) by either the Purchaser or the Company if any Governmental Authority of competent jurisdiction shall have issued any order, decree, ruling or injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction shall have become final and nonappealable; and

(c) by either the Company or the Purchaser if the Closing shall not have occurred prior to 5:00 p.m., New York city time, on September 19, 2020; provided that (i) the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of the failure of the Closing to occur prior to such time and (ii) the right to terminate this Agreement under this Section 6.02 shall not be available to any party during the pendency of a legal proceeding by the other party for specific performance.

Section 6.03 Effects of Termination. In the event of termination of this Agreement by any party as provided in Section 6.02, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except for this Section 6.03; provided, that, notwithstanding anything to the contrary herein, (a) no such termination shall relieve any party from liability for any damages resulting from or arising out of Fraud or willful breach of this Agreement prior to such termination and (b) the parties hereto acknowledge and agree that nothing contained herein shall be deemed to affect their right to specific performance in accordance with this Agreement.

ARTICLE VII

Miscellaneous

Section 7.01 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 7.02 Extension of Time, Waiver, Etc. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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Section 7.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided that (a) Purchaser or any Purchaser Party may assign its rights, interests and obligations under this Agreement, in whole or in part (including solely the right to purchase the Series B Preferred Shares at the Closing in accordance with Section 2.02), to one or more Permitted Transferees, as contemplated in Section 5.07, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided that, notwithstanding the foregoing, no such assignment effected prior to the Closing will relieve any Purchaser Party of its obligations hereunder to be performed at or prior to the Closing (but following the Closing, such assignee shall be solely responsible for the assigned obligations, and the assigning Purchaser Party shall have no further responsibilities or liability with respect to such assigned obligations). Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, no Transfer by any Purchaser Party of any Series B Preferred Share to a third party that is not a Purchaser Party (including as contemplated under Section 5.07(d)) shall result in the transfer or assignment of any of the Purchaser Parties’ rights hereunder, including Section 5.09 and Section 5.12.

Section 7.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 7.05 Entire Agreement; No Third-Party Beneficiaries; No Recourse. (a) This Agreement, together with the Confidentiality Agreement, the Registration Rights Agreement and the Amended and Restated Memorandum and Articles, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b) Except as expressly provided for in Article VI and Section 5.14(d), no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser Parties, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on,

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in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

Section 7.06 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All Actions arising out of or relating to this Agreement shall be heard and determined in the U.S. federal and New York state courts in the Borough of Manhattan in New York City and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.06 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 7.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to specifically enforce the obligation of the Purchaser to cause the Equity Commitment (as defined in the Equity Commitment Letter) to be funded and the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

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Section 7.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.08.

Section 7.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a) If to the Company, to it at:

Despegar.com, Corp.

Av. Jujuy 2013, Ciudad Autónoma de Buenos Aires, Argentina

Attn: Mariano Scagliarini, General Counsel

Email: [    ]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Juan Francisco Mendez

Phone: [    ]

Fax: [    ]

Email: [    ]

(b) If to the Purchaser at:

Waha LATAM Investments Limited

c/o Waha Capital PJSC

42 / 43 Floor Etihad Towers, Tower 3, Abu Dhabi, UAE

Attn: Mr. Aseem Gupta

Email: [    ]

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with a copy to (which copy alone shall not constitute notice):

Shearman & Sterling LLP

1460 El Camino Real, Floor 2

Menlo Park, CA 94025

Attn: Christopher Forrester

Phone: [    ]

Email: [    ]

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 7.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 7.11 Expenses. (a) The Purchaser shall be entitled to receive on the Closing Date reimbursement for all of the reasonable and documented fees and expenses of its third party legal and accounting advisors incurred by the Purchaser in connection with the Transactions, up to a maximum amount of $150,000. Subject to the foregoing, and except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 7.12 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Purchaser” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or (B) delivered in Person or electronically to the Purchaser or its Representatives. All terms defined

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in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DESPEGAR.COM, CORP.

By:	/s/ Alberto Blas López Gaffney
Name:	Alberto Blas López Gaffney
Title:	Chief Financial Officer

[Signature Page to Investment Agreement]

PURCHASER:

WAHA LATAM INVESTMENTS LIMITED

By:	/s/ Aseem Gupta
Name: Aseem Gupta
Title: Director

[Signature Page to Investment Agreement]

Annex I

Rights, Privileges and Designations of Series B Preferred Shares

Despegar.com, Corp.	Page 1

SCHEDULE 2

SERIES B PREFERRED SHARES

1.	Classification of shares. This Schedule 2 to the Memorandum sets out the rights, privileges, restrictions and conditions attaching to the Series B Preferred Shares.

2.

Ranking. The Series B Preferred Shares will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights:

(a)

on a parity basis with the Series A Preferred Shares and each other class or series of shares of the Company hereafter authorized, classified or reclassified in accordance with this Schedule 2 to the Memorandum, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Parity Shares”);

(b)

junior to each other class or series of shares of the Company hereafter authorized, classified or reclassified in accordance with this Schedule 2 to the Memorandum, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Senior Shares”); and

(c)

senior to the Common Shares and each other class or series of shares of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Junior Shares”).

The Company’s power to issue Parity Shares or Senior Shares shall be subject to the provisions of paragraph 13 of this Schedule 2. The respective definitions of Parity Shares, Senior Shares and Junior Shares shall also include any securities, warrants, rights or options exercisable or exchangeable or convertible into any of the Parity Shares, Senior Shares or Junior Shares, as the case may be.

Despegar.com, Corp.	Page 2

3.	Specific Schedule 2 Definitions. As used herein with respect to Series B Preferred Shares and Schedule 2:

“Accrued Dividends” means, as of any date, with respect to any Series B Preferred Share, all Dividends that have accrued through the most recent Dividend Payment Date on or prior to such date on such Series B Preferred Share pursuant to paragraph 4(b) of this Schedule 2, whether or not declared, but that have not, as of such date, been paid in cash;

“Additional Financing Transaction” a financing transaction on terms reasonably acceptable to the Investor; provided that an Additional Financing Transaction shall be deemed acceptable by the Investor so long as long as it meets the Additional Financing Transaction Requirements;

“Additional Financing Transaction Requirements” means an Additional Financing Transaction that is either (a) an issuance by the Company of debt or preferred shares with aggregate proceeds of at least $125.0 million and with (i) no stated maturity or unconditional investor put right prior to the fifth anniversary of the closing of such transaction, (ii) interest coupon or required dividends in cash not greater than 10.0% per annum, and (iii) conversion or exchange or warrant exercise as of the closing of such transaction of no more than 12,000,000 Common Shares; or (b) an issuance of preferred shares of the Company with aggregate proceeds of at least $50.0 million on terms substantially identical to the Series B Preferred Shares.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the British Virgin Islands or, for purposes of this Schedule 2 to the Memorandum only, the United Arab Emirates, are authorized or required by law to be closed.

“Change of Control” shall mean (i) any Person or Group (other than the Investor), in a single transaction or in a related series of transactions, by way of merger, consolidation, other business combination transaction, contract or otherwise, acquiring beneficial ownership representing more than 50% of the total voting power of the Common Shares or the right to appoint a majority of the Board of Directors; (ii) the Common Shares are no longer listed or admitted to trading on the New York Stock Exchange or another National Securities Exchange; (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or Group (other than the Investor); or (iv) any transaction or event that constitutes a “change of control” under any of the Company’s then-outstanding Indebtedness;

“Change of Control Notice” has the meaning given to it in paragraph 6(b) of this Schedule 2;

Despegar.com, Corp.	Page 3

“close of business” means 5:00 p.m. (New York City time);

“Closing Date” means the date the Series B Preferred Shares were first issued by the Company;

“Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Shares on the New York Stock Exchange on such date. If the Common Shares are not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Shares is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Shares is so listed or quoted, or, if the Common Shares are not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Shares in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Shares on that date as determined by an Independent Financial Advisor retained by the Company for such purpose;

“Company Optional Conversion” has the meaning given to it in paragraph 9(a) of this Schedule 2;

“Company Optional Conversion Date” has the meaning given to it in paragraph 9(a) of this Schedule 2;

“Company Optional Conversion Price” means, (i) from the third to, but not including, the fifth anniversary of the Closing Date, 150% of the Conversion Price, (ii) from the fifth to, but not including, the seventh anniversary of the Closing Date, 135% of the Conversion Price and (iii) on and after the seventh anniversary of the Closing Date, the Conversion Price.

“Competitor” means any Person which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the business of travel distribution;

“Constituent Person” has the meaning given to it in paragraph 12(a) of this Schedule 2;

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Shares, and its successors and assigns.

“Conversion Amount” has the meaning given to it in paragraph 8(a) of this Schedule 2.

Despegar.com, Corp.	Page 4

“Conversion Date” has the meaning given to it in paragraph 10(a) of this Schedule 2.

“Conversion Notice” has the meaning given to it in paragraph 10(a)(i) of this Schedule 2;

“Conversion Price” means, for each Series B Preferred Share, a USD amount equal to $1,000 divided by the Conversion Rate;

“Conversion Rate” means, for each share of Series B Preferred Shares, 108.1081 Common Shares, subject to adjustment as set forth herein.

“Covered Repurchase” has the meaning given to it in paragraph 11(a)(iii) of this Schedule 2;

“Current Market Price” per Common Share, as of any date of determination, means the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in paragraph 11 of this Schedule 2;

“Distributed Property” has the meaning set forth in paragraph 11(a)(iv) of this Schedule 2;

“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Shares, whether by means of a spin-off, split-off, redemption, reclassification, exchange, share dividend, share distribution, rights offering or similar transaction;

“Dividends” has the meaning given to it in paragraph 4(a) of this Schedule 2;

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2020 (the “Initial Dividend Payment Date”); provided that, if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest;

“Dividend Payment Period” means, the period from and including the Closing Date to, but excluding, the Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date;

“Dividend Rate” means 4% per annum.

Despegar.com, Corp.	Page 5

“Dividend Record Date” has the meaning given to it in paragraph 4(a) of this Schedule 2;

“Exchange Property” has the meaning given to it in paragraph 12(a)(iii) of this Schedule 2;

“Expiration Date” has the meaning given to it in paragraph 11(a)(iii) of this Schedule 2;

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof;

“Group” has the meaning given to it in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means a Person in whose name Series B Preferred Shares are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the Series B Preferred Shares for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received Series B Preferred Shares in violation of the terms of the Investment Agreement or the Memorandum or Articles shall be a Holder and the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series B Preferred Shares were registered immediately prior to such transfer shall remain the Holder of such shares;

“Indebtedness” means, without duplication, (a) all obligations of the Company or any of its subsidiaries for borrowed money, (b) all obligations of the Company or any or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments, and (c) all guarantees by the Company or any of its subsidiaries of any Indebtedness (as described in clauses (a) and (b) of this definition) of any other Person;

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its subsidiaries;

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing;

“Initial Stated Value” means an amount equal to the quotient obtained by dividing (i) US$50,000,000 by (ii) the number of Series B Preferred Shares issued and outstanding as at the Closing Date;

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“Investment Agreement” means that certain Investment Agreement, dated as of August 20, 2020 between the Investor and the Company.

“Investor” means the holder of all of the Series B Preferred Shares as at the Closing Date;

“Junior Shares” has the meaning given to it in paragraph 2(c) of this Schedule;

“Liquidation Preference” means, with respect to any Series B Preferred Share, as of any date, the greater of: (i) the Stated Value plus, without duplication, any accrued and unpaid Dividends with respect to such Series B Preferred Share as of immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (to the extent such accrued and unpaid Dividend is not included in the Stated Value already) and (ii) the amount that a Holder would have received had such Series B Preferred Share been converted into Common Shares pursuant to paragraph 8(a) of this Schedule 2 immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Shares by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Shares or options contracts relating to the Common Shares on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Shares on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Shares on the Relevant Exchange;

“Notice of Company Optional Conversion” has the meaning given to it in paragraph 9(b) of this Schedule 2;

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“Notice of Optional Redemption” has the meaning given to it in paragraph 7(b) of this Schedule 2;

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Optional Redemption” has the meaning given to it in paragraph 7(a) of this Schedule 2;

“Parity Shares” has the meaning given to it in paragraph 2(a) of this Schedule 2;

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity;

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Shares have the right to receive any cash, securities or other property or in which the Common Shares are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise);

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series B Preferred Shares, and its successors and assigns;

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”;

“Reorganization Event” has the meaning given to it in paragraph 12(a) of this Schedule 2;

“Redemption Date” means with respect to the redemption of Series B Preferred Shares pursuant to this Schedule 2, the date on which the applicable redemption consideration for the Series B Preferred Shares redeemed is paid or delivered;

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”,

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“disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement;

“Series B Investor Approval” has the meaning given to it in paragraph 13 of this Schedule 2;

“Series B Preferred Director” has the meaning given to it in paragraph 14(a) of this Schedule 2;

“Series B Preferred Majority Approval” has the meaning given to it in paragraph 14 of this Schedule 2;

“Series B Preferred Observer” has the meaning given to it in paragraph 14(a) of this Schedule 2;

“Series B Reserved Matters” has the meaning given to it in paragraph 13 of this Schedule 2;

“Stated Value” means the Initial Stated Value plus any Accrued Dividends per Series B Preferred Share;

“Supplier” means any Person which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the air travel or lodging business;

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event;

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“Transfer Agent” means the Person acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series B Preferred Shares, and its successors and assigns.

“Trigger Event” has the meaning given to it in paragraph 11(a)(vii) of this Schedule 2;

“USD” or “US$” means the lawful currency for the time being of the United States of America;

“VWAP” per Common Share on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “DESP US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company);

4.	Dividends.

(a)	Dividends. Holders shall be entitled to receive a coupon of the type and in the amount in USD determined as set forth in this paragraph 4 (such coupon, “Dividends”).

(b)

Accrual of Dividends. Dividends on each Series B Preferred Share (i) shall accrue on the Stated Value on a daily basis from and including the Closing Date, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below, and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the Initial Dividend Payment Date. Dividends on the Series B Preferred Shares shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any Series B Preferred Share for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this paragraph 4(b) with respect to such share during such Dividend Payment Period.

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(c)

Payment of Dividends and Arrears. Dividends shall be payable, at the Company’s option, either (i) in cash or (ii) by increasing the amount of Accrued Dividends in an amount equal to the amount of the Dividend to be paid. If the Company does not declare and pay in cash pursuant to this paragraph 4(c) a full Dividend on each Series B Preferred Share on any Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person.

(d)

Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date, whether or not such day is a Business Day (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.

(e)

Participation in Common Share Dividends. In addition to the Dividends, the Series B Preferred Shares will be entitled to participate in dividends and other distributions declared and made on the Common Shares pari passu on an as-converted basis. For these purposes, the number of Common Shares into which the Series B Preferred Shares are entitled to convert shall be determined at the applicable Conversion Rate pursuant to paragraph 8(a) on the record date for determining those shareholders entitled to participate in the dividend or other distribution or, if no record date is fixed, the date the dividend or distribution is made.

(f)

Conversion Following a Record Date. If the Conversion Date for any Series B Preferred Shares is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under paragraph 8(a) or paragraph 9(a) of this Schedule 2, as applicable. If the Conversion Date for any Series B Preferred Shares is after the close of business on a

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Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under paragraph 8(a) or paragraph 9(a) of this Schedule 2, as applicable, with respect to such Conversion Date.

5.	Liquidation Rights

(a)

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Shares (including, without limitation, the Common Shares), and subject to the rights of the holders of any Senior Shares or Parity Shares and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series B Preferred Share equal to the Liquidation Preference with respect to such Series B Preferred Share. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this paragraph 5(a), and after such receipt, and will have no right or claim to any of the Company’s remaining assets. For the avoidance of doubt, Series A Preferred Shares and Series B Preferred Shares shall rank equally in their entitlement to liquidation distributions, but shall rank in priority as to any liquidation distribution on the Common Shares.

(b)

Partial Payment. If in connection with any distribution described in paragraph 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to paragraph 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Shares, the amounts distributed to the Holders and to the holders of all such Parity Shares shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they

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would otherwise be entitled if all amounts payable thereon were paid in full. For the avoidance of doubt, if this paragraph 5(b) applies in respect of any liquidating distribution to the Series A Preferred Shares and the Series B Preferred Shares:

(i)

the amounts available for distribution will be allocated between the Series A Preferred Shares and the Series B Preferred Shares based on the same proportion as the respective liquidation preference of each series bears to the total aggregate liquidation preference of both series of shares; and

(ii)	each Preferred Share of a particular series shall share equally in the amount allocated and paid in respect of that series.

(c)

Merger, Consolidation and Sale of Assets. For purposes of this paragraph 5, the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, scheme or arrangement, plan of arrangement, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(d)

Without prejudice to paragraph 6 of this Schedule 2, if the Company is acquired, merges, or sells all or substantially all of its property and assets, the Series B Preferred Shares will, upon a Series B Preferred Majority Approval being served upon the Company, be entitled to participate in the proceeds of such acquisition, merger or sale with the Common Shares on a pari passu as converted basis (calculated at the Conversion Rate pursuant to paragraph 8(a) on the date immediately preceding the closing of such transaction) and the Company shall ensure any such transaction is structured such that the relevant portion of consideration due to the holders of Series B Preferred Shares is paid on this basis.

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6.	Change of Control Redemption.

(a)

Upon the occurrence of a Change of Control at any time prior to the seventh anniversary of the Closing Date, as a condition to, and contemporaneously with, the consummation of the Change of Control, the Company shall be obliged to redeem all (but not part of) each Holder’s then outstanding Series B Preferred Shares, at a cash price per share equal to the greater of:

(i)

110.0 % of the Stated Value as at the close of business on the Redemption Date plus, without duplication, any accrued and unpaid Dividends from the immediately preceding Dividend Payment Date to, but excluding, the Redemption Date; and

(ii)

the amount that such Holder would have received had such Series B Preferred Share been converted into Common Shares pursuant to paragraph 8 of this Schedule 2 immediately prior to any Change of Control.

Upon the occurrence of a Change of Control at any time on or following the seventh anniversary of the Closing Date, as a condition to, and contemporaneously with, the consummation of the Change of Control, the Company shall be obliged to redeem all (but not part of) each Holder’s then outstanding Series B Preferred Shares, at a cash price per share equal to:

(x)

100.0 % of the Stated Value as at the close of business on the Redemption Date plus, without duplication, any accrued and unpaid Dividends from the immediately preceding Dividend Payment Date to, but excluding, the Redemption Date; or

(y)

if greater, the amount that such Holder would have received had such Series B Preferred Share been converted into Common Shares pursuant to paragraph 8 of this Schedule 2 immediately prior to any Change of Control, provided always that the Holder shall not be entitled to this greater amount if the Holder was (x) duly served with a Change of Control notice as required by paragraph 6(b) of this Schedule 2; and (y) has declined by written notice to the Company a written request by the Company to convert its Series B Preferred Shares, or has only elected to convert a portion of its Series B Preferred Shares, pursuant to paragraph 8 of this Schedule 2 in connection with such Change of Control (provided that the Holder shall be deemed to have declined such a request if it fails to respond in writing to the Company to such written request within 10 Business Days of receipt).

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The Company’s obligation to repurchase any Series B Preferred Shares pursuant to the provisions of this paragraph 6(a) shall be subject to each Holder’s rights to convert his Series B Preferred Shares in accordance with the provisions of paragraph 8 of this Schedule 2.

(b)

Procedure for Change of Control Redemption. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) the redemption price per share to be paid in connection with such Change of Control; and (iv) the Conversion Price in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control. Promptly following receipt of any Change of Control Notice, the Holder shall deliver a written notice to the Company containing wire transfer instructions for the payment of the redemption price no later than ten (10) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice). The Company will, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Company written instructions stating the expected time and place or places at which the Series B Preferred Shares to be redeemed shall, upon presentation and surrender of the certificates evidencing such Series B Preferred Shares (if any), be redeemed on the date of the Change of Control.

(c)

Delivery upon Change of Control. Upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to paragraph 6(e) below and subject to the Holder properly surrendering the certificates evidencing the applicable Series B Preferred Shares, the Company (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable redemption price with respect to each of such Holder’s Series B Preferred Shares redeemed.

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(d)	[Reserved].

(e)

Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any Series B Preferred Shares redeemed pursuant to this paragraph 6, Dividends shall no longer accrue or be declared on any such Series B Preferred Shares, and such Series B Preferred Shares shall cease to be outstanding and the Holders shall cease to have the rights of Members in respect of such shares (except the right to be paid the applicable redemption price).

(f)	Status of Redeemed Shares. Series B Preferred Shares redeemed in accordance with this paragraph 6 shall be cancelled or held by the Company as treasury shares.

(g)	[Reserved].

7.	Redemption at the Option of the Company.

(a)

Optional Redemption. The Company will have the right, but not the obligation, to redeem for cash, at any time on or after the seventh anniversary of the Closing Date, all (but not part) of the outstanding Series B Preferred Shares (an “Optional Redemption”) upon giving the notice described in paragraph 7(b) below, at a price per Series B Preferred Share equal to the Conversion Amount.

(b)

Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send, to the holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they shall appear on the records of the Company, a written notice (i) notifying such holders of the election of the Company to redeem such Series B Preferred Shares, the number of Series B Preferred Shares to be redeemed from such holder, and the Redemption Date, and (ii) stating the place or places at which the Series B Preferred Shares called for redemption shall, upon presentation and surrender of the certificates evidencing such Series B Preferred Shares, be redeemed (and other instructions a Holder must follow to receive payment), and the redemption price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders.

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(c)

Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any Series B Preferred Shares redeemed pursuant to this paragraph 7, Dividends shall no longer accrue or be declared on any such Series B Preferred Shares, and such Series B Preferred Shares shall cease to be outstanding and the Holders shall cease to have the rights of Members in respect of such shares (except the right to be paid the applicable redemption price).

(d)	Status of Redeemed Shares. Series B Preferred Shares redeemed in accordance with this paragraph 7 shall be cancelled or held by the Company as treasury shares.

8.	Right of the Holders to Convert.

(a)

Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in paragraph 10 of this Schedule 2, to convert all or a part of such Holder’s Series B Preferred Shares at any time into (i) the number of Common Shares per Series B Preferred Share equal to the quotient of (A) the sum of the Stated Value plus, without duplication, any accrued and unpaid Dividends with respect to such Series B Preferred Share as of the applicable Conversion Date (to the extent such accrued and unpaid Dividend is not included in the Stated Value already) (such sum, the “Conversion Amount”) divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2. The right of conversion may be exercised as to all or any portion of such Holder’s Series B Preferred Shares from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 5,000 Series B Preferred Shares (unless such conversion relates to all Series B Preferred Shares held by such Holder).

(b)

The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of the Series B Preferred Shares, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Series B Preferred Shares then outstanding. Any Common Shares issued upon conversion of Series B Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable.

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9.	Optional Conversion by the Company.

(a)

At any time from and after the third anniversary of the Closing Date, if the VWAP per Common Share was greater than the applicable Company Optional Conversion Price for at least ten (10) consecutive Trading Days immediately preceding a Notice of Company Optional Conversion, the Company may elect to convert (a “Company Optional Conversion”) all, but not less than all, of the outstanding Series B Preferred Shares into Common Shares (the date selected by the Company for any Company Optional Conversion pursuant to this paragraph (a), the “Company Optional Conversion Date”). In the case of a Company Optional Conversion, each Series B Preferred Share then outstanding shall be converted into (i) (A) from and after the third anniversary of the Closing Date to, but not including, the seventh anniversary of the Closing Date, the number of Common Shares equal to the quotient of (1) 105% of the Conversion Amount as of the Company Optional Conversion Date divided by (2) the Conversion Price of such share in effect as of the Company Optional Conversion Date or (B) from and after the seventh anniversary of the Closing Date, the number of Common Shares equal to the Conversion Amount divided by the lower of (1) the VWAP per Common Share on the 15 Trading Days immediately preceding the Company Optional Conversion Date or (2) the price per Common Share on the Trading Day immediately preceding the Company Optional Conversion Date plus (ii) cash in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2.

(b)

Notice of Company Optional Conversion. If the Company elects to effect a Company Optional Conversion, the Company shall provide notice of such Company Optional Conversion to each Holder (such notice, a “Notice of Company Optional Conversion”). The Company Optional Conversion Date selected by the Company shall be the Business Day immediately following after the date on which the Company provides the Notice of Company Optional Conversion to the Holders. The Notice of Company Optional Conversion shall state the Conversion Rate as in effect on the Company Optional Conversion Date, the number of Common Shares to be issued to such Holder upon conversion of each Series B Preferred Share held by such Holder and, if applicable, the amount of Accrued Dividends as of the Company Optional Conversion Date and the amount of cash to be paid in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2.

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10.	Conversion Procedures and Effect of Conversion.

(a)	Conversion Procedure. A Holder must do each of the following in order to convert Series B Preferred Shares pursuant to paragraph 8 and paragraph 9 of this Schedule 2:

(i)

in the case of a conversion pursuant to paragraph 8(a) of this Schedule 2, complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent;

(ii)	deliver to the Conversion Agent the certificate or certificates (if any) representing the Series B Preferred Shares to be converted;

(iii)	if required, furnish appropriate endorsements and transfer documents; and

(iv)	if required, pay any stock transfer, documentary, stamp or similar taxes.

The foregoing paragraphs (ii), (iii) and (iv) shall be conditions to the issuance of Common Shares to the Holders in the event of a Company Optional Conversion pursuant to paragraph 9 of this Schedule 2 (but, for the avoidance of doubt, not to the Company Optional Conversion of the Series B Preferred Shares on the Company Optional Conversion Date). All Common Shares deliverable in respect of a Company Optional Conversion shall be delivered by book-entry.

The “Conversion Date” means (A) with respect to conversion of any Series B Preferred Shares at the option of any Holder pursuant to paragraph 8(a) of this Schedule 2, the date on which such Holder complies with the procedures in this paragraph 10(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to a Company Optional Conversion pursuant to paragraph 9(a) of this Schedule 2, the Company Optional Conversion Date.

(b)

Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any Series B Preferred Shares, Dividends shall no longer accrue or be declared on any such Series B Preferred Shares, and such Series B Preferred Shares shall cease to be outstanding.

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(c)

Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares and, to the extent applicable, cash, securities or other property issuable upon conversion of Series B Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such Common Shares and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in paragraph 10(a) of this Schedule 2 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2 and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of Common Shares, securities or other property shall be made by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to paragraph 8(a) of this Schedule 2) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Company Optional Conversion). In the event that a Holder shall not by written notice designate the name in which Common Shares (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of Series B Preferred Shares should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

11.	Anti-Dilution Adjustments.

(a)

Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if all Holders of the Series B Preferred Shares participate, at the same time and upon the same terms as holders of Common Shares and solely as a result of holding Series B Preferred Shares, in any transaction described in this paragraph 11(a), without having to convert their Series B Preferred Shares, as if they held a number of Common Shares equal to the Conversion Rate multiplied by the number of Series B Preferred Shares held by such Holders

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(i)

The issuance of Common Shares as a dividend or distribution to all or substantially all holders of Common Shares, or a subdivision or combination of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of Common Shares outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of Common Shares that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

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(ii)

The dividend, distribution or other issuance to all or substantially all holders of Common Shares of rights (other than rights, options or warrants distributed in connection with a shareholder rights plan (in which event the provisions of paragraph 11(a)(vii) of this Schedule 2 shall apply)), options or warrants entitling them to subscribe for or purchase Common Shares for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of Common Shares outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of Common Shares issuable pursuant to such rights, options or warrants

Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this paragraph (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Shares at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

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Any adjustment made pursuant to this paragraph (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered.

(iii) The Company or one or more of its subsidiaries purchases Common Shares pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to paragraph 11(a)(v)) by the Company or a subsidiary of the Company for all or any portion of the Common Shares, or otherwise acquires Common Shares (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per Common Share validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or Common Shares are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

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CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares in the aggregate validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of Common Shares outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of Common Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this paragraph 11(a)(iii), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this paragraph 11(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this paragraph 11(a)(iii).

In the event that the Company or any of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer, exchange offer or other commitment to acquire Common Shares through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

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(iv)

The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Shares (other than for cash in lieu of fractional shares), shares of any class, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in paragraph 11(a)(i) or paragraph 11(a)(ii) hereof, (B) Distribution Transactions as to which paragraph 11(a)(v) of this Schedule 2 shall apply, (C) dividends or distributions paid exclusively in cash as to which paragraph 11(a)(vi) of this Schedule 2 shall apply and (D) rights, options or warrants distributed in connection with a shareholder rights plan as to which paragraph 11(a)(vii) of this Schedule 2 shall apply (any of such shares, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding Common Share on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series B Preferred Shares on the date the applicable Distributed Property is distributed to holders of Common Shares, but without requiring such holder to convert its Series B Preferred Shares, in respect of each Series B Preferred Share held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Record Date for such dividend or distribution

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Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for the number of shares or other interests distributed per Common Share to holders of Common Shares on the principal United States securities exchange or automated quotation system on which such shares or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0 = the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

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Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this paragraph 11(a)(v), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this paragraph 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this paragraph 11(a)(v).

(vi)	The Company pays a cash dividend or distribution to all or substantially all holders of Common Shares, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 – C)]

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1	=	the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0	=	the Current Market Price as of the Record Date for such dividend or distribution

C	=	the amount in cash per Common Share the Company distributes to all or substantially all holders of its Common Shares; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series B Preferred Shares on the date the applicable cash dividend or distribution is made to holders of Common Shares, but without requiring such holder to convert its Series B Preferred Shares, in respect of each Series B Preferred Share held by such holder, the amount of cash such holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Record Date for such dividend or distribution

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Any adjustment made pursuant to this paragraph (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.

(vii)

If the Company has a shareholder rights plan in effect with respect to the Common Shares on any Conversion Date, upon conversion of any Series B Preferred Shares, Holders of such shares will receive, in addition to the applicable number of Common Shares, the rights under such rights plan relating to such Common Shares, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the Common Shares (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Shares as described in paragraph 11(a)(ii) of this Schedule 2 (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such paragraph 11(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such shareholder rights are exchanged by the Company for Common Shares or other property or securities, the Conversion Rate shall be appropriately readjusted as if such shareholder rights had not been issued, but the Company had instead issued such Common Shares or other property or securities as a dividend or distribution of Common Shares pursuant to paragraph 11(a)(i) or paragraph 11(a)(iv) of this Schedule 2, as applicable

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Common Shares actually issued pursuant to such rights.

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Notwithstanding anything to the contrary in this paragraph 11(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such shareholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series B Preferred Shares in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.

(b)

Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c)	When No Adjustment Required.

(i)

Except as otherwise provided in this paragraph 11, the Conversion Rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, or for the repurchase of Common Shares.

(ii)

Except as otherwise provided in this paragraph 11, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(iii)

No adjustment to the Conversion Rate will be made: (A) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions; (B) upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director or

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consultant benefit plan or program of or assumed by the Company or any of its subsidiaries or of any employee agreements or arrangements or programs; (C) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series B Preferred Shares; (D) for a change in the par value of the Common Shares; or (E) as a result of the Additional Financing Transaction, including the issuance of any Common Shares as a result of the exercise of warrants issued pursuant thereto.

(d)

Successive Adjustments. After an adjustment to the Conversion Rate under this paragraph 11, any subsequent event requiring an adjustment under this paragraph 11 shall cause an adjustment to each such Conversion Rate as so adjusted

(e)

Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this paragraph 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this paragraph 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)

Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this paragraph 11 the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)

compute the adjusted applicable Conversion Rate in accordance with this paragraph 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)

provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

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(g)

Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this paragraph 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series B Preferred Shares and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares pursuant to the conversion of Series B Preferred Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this paragraph 11.

(h)

Fractional Shares. No fractional Common Shares will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a Common Share multiplied by the Closing Price of the Common Shares on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole Common Share. In order to determine whether the number of Common Shares to be delivered to a Holder upon the conversion of such Holder’s Series B Preferred Shares will include a fractional share, such determination shall be based on the aggregate number of Series B Preferred Shares of such Holder that are being converted on any single Conversion Date.

12.	Adjustments for Reorganization Events.

(a)	Reorganization Events. To the extent the Series B Preferred Shares are not redeemed in full pursuant to paragraph 6 of this Schedule 2, in the event of:

(i)

any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Shares is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

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(ii)

any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Share are converted into cash, securities or other property; or

(iii)

any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares into other securities;

each of which is referred to as a “Reorganization Event”), each Series B Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to paragraph 12(d) and paragraph 13(b) of this Schedule 2, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such Series B Preferred Shares would have received in such Reorganization Event had such Holder converted its Series B Preferred Shares into the applicable number of Common Shares immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Stated Value per Series B Preferred Share outstanding at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Shares held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this paragraph (a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

(b)

Successive Reorganization Events. The above provisions of this paragraph 12 shall similarly apply to successive Reorganization Events and the provisions of paragraph 11 of this Schedule 2 shall apply to any shares received by the holders of the Common Shares in any such Reorganization Event

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(c)

Reorganization Event Notice. The Company (or any successor) shall, no less than ten (10) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this paragraph 12.

(d)

Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this paragraph 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Shares into shares of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

13.	Series B Reserved Matters.

Without prejudice to the Series A Reserved Matters, for so long as the Investor holds Series B Preferred Shares representing not less than 50% of the issued and outstanding Series B Preferred Shares held by the Investor as at the Closing Date (subject to any adjustments made after the Closing Date in accordance with this Schedule 2), in addition to any other vote or approval required under the Memorandum or the Articles, the Company shall not take, permit to occur, approve, authorise or agree or commit to do any of the following without the prior written approval of the Investor (the “Series B Investor Approval”), whether or not such consent is required pursuant to the Act (the “Series B Reserved Matters”):

(a)

authorize, create, or issue of any equity securities of the Company having rights, preferences, or privileges senior to or on a parity with any of the rights, preferences, or privileges of the Series B Preferred Shares; provided that, for the avoidance of doubt, that the Company may, without Series B Investor Approval, authorize, create and issue debt, Common Shares and instruments convertible for or exchangeable for Common Shares, in addition to the Additional Financing Transaction;

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(b)	amend, modify or repeal any of the provisions of the Memorandum or Articles in a manner that would have an adverse effect on the rights, preferences or privileges of the Series B Preferred Shares;

(c)

change the maximum number of directors of the Company to a number greater than 8 individuals (except as contemplated by the terms of any Additional Financing Transaction accepted by the Investor, in which case the authorized number of directors permitted under this paragraph 13(c) shall be increased accordingly); provided that, notwithstanding the foregoing, the Company may increase the maximum number of directors of the Company without Series B Investor Approval if the Series B Preferred Director votes in favor of such increase;

(d)

enter into any transaction with any current director or officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person (i) in excess of $1,000,000 or (ii) involving the transfer of any intellectual property by the Company, except in each case of (i) and (ii) for (A) compensation arrangements for services provided to the Company, as any employee, consultant, director or otherwise, that are approved by the Board, (B) transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms, (C) the repurchase of Common Shares in accordance with this Schedule 2, (D) any transaction between the Company and any of its subsidiaries, (E) any transaction between subsidiaries of the Company, and (F) any transaction between the Company or any of its subsidiaries, on the one hand, and Expedia or any of its Affiliates, on the other hand, including without limitation amendments or modifications to, or waivers of, the terms and conditions of that certain Amended and Restated Lodging and Outsourcing Agreement, dated as of July 12, 2017, by and among Expedia, Travel Reservations S.R.L., Decolar.com, Inc. and each of the subsidiaries thereof party thereto, as may be amended from time to time;

(e)	declare or pay any dividend or other distribution, except the Company may, without Series B Investor Approval (but without prejudice to paragraph 4(e)); declare and pay any dividend or distribution:

(i)	in respect of the Series B Preferred Shares in accordance with the terms of this Schedule 2;

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(ii)	in respect of the Series A Preferred Shares in accordance with the provisions of Schedule 1 to the Memorandum;

(iii)	in respect of any other any future Senior Shares or Parity Shares issued in accordance with this Memorandum and the Articles;

(iv)

if, at the time of such dividend or distribution, the Company’s Adjusted EBITDA for the preceding two quarters, ending at the end of the last quarter for which the Company has publicly reported financial results, was positive; or

(v)

in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan, in each case, that has been approved by the Board in good faith as a defensive measure;

(f)

redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Shares; provided that the Company may (i) repurchase of Common Shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal or (ii) repurchase or redeem of any Common Shares offered or made proportionally to all holders of Common Shares; provided further, that the Company may, without Series B Investor Approval, redeem, purchase or otherwise acquire any Common Shares so long as, at the time of such redemption, purchase or acquisition, the Company’s Adjusted EBITDA for the preceding two quarters, ending at the end of the last quarter for which the Company has publicly reported financial results, was positive;

(g)	effect a conversion of the Company into a different legal form;

(h)	initiate any voluntary dissolution or liquidation of the Company or any of its subsidiaries;

(i)	effect any recapitalization or reorganization of the Company or continue or re-domicile the Company in any jurisdiction other than the British Virgin Islands; and

(j)	enter into any exclusive license for all or substantially all of the Company’s products or technologies to a third party (other than a subsidiary or Affiliate of the Company).

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14.	Director and Observer Rights.

(a)

For as long as the Investor holds Series B Preferred Shares (or the Common Shares issued upon conversion thereof in accordance with the provisions of this Schedule 2) representing not less than 50% of the issued and outstanding Series B Preferred Shares held by the Investor as at the Closing Date (subject to any adjustments made after the Closing Date in accordance with this Schedule 2), the Holders of a majority of the Series B Preferred Share Outstanding at such time (the “Series B Preferred Majority Approval”) will have the right to appoint one director to the Board (a “Series B Preferred Director”) and shall also be entitled to appoint one observer to attend (but not vote at) meetings of the Board (the “Series B Preferred Observer”). For so long as the Investor has the right to appoint a director pursuant to this paragraph 14(a), the Series B Preferred Director shall be appointed by Series B Preferred Majority Approval and such appointment shall take effect on such Series B Preferred Majority Approval having been served upon the Company.

(b)

If the Investor or the Company converts the Series B Preferred Shares in full pursuant to paragraphs 8 or 9, as applicable, the Investor shall continue to have the right to nominate and have appointed a director (who shall deemed to be the Series B Preferred Director) and the Series B Preferred Observer for as long as the Investor holds Common Shares representing at least 50% of the issued and outstanding Common Shares issued to the Investor at the Conversion Date (subject to any adjustments made after the applicable Conversion Date in accordance with this Schedule 2). The Company shall procure that the Series B Preferred Director duly nominated by the Investor pursuant to this paragraph 14(b) is promptly appointed to the Board.

(c)

For so long as Series B Preferred Shares are outstanding, the Series B Preferred Director may be removed by Series B Preferred Majority Approval and, for so long as the appointment rights in paragraph 14(a) and (b) apply, have the right to appoint another person(s) in his or her place. If the Series B Preferred Shares have been converted into Common Shares, but the appointment rights in paragraph 14(b) still apply, the Board shall, notwithstanding any other provision of this Memorandum or the Articles, have the power at the request of the Investor to remove any Series B Preferred Director and replace that Series B Preferred Director with any other person nominated in accordance with paragraph 14(b). The relevant Holder(s) and/or investor removing and/or nominating to remove the Series B Preferred Director shall indemnify and keep indemnified the Company against any liability arising as a result of the Series B Preferred Director’s removal from office.

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(d)

Upon the Investor ceasing to have the right to appoint a director to the Board in accordance with this paragraph 14, the Series B Preferred Director shall automatically vacate office and the Board seat reserved for the Series B Preferred Director shall be eliminated, unless in each case otherwise resolved by Resolution of Directors.

(e)

Observer Rights. For so long as the Investor has the right to appoint an observer pursuant to paragraph 14(a), the Series B Preferred Observer shall be appointed by service on the Company of a written notice:

(i)	signed by the Investor;

(ii)	containing the name, residential address and brief biography of the proposed Series B Preferred Observer; and

(iii)	containing a statement confirming the proposed Series B Preferred Observer meets the requirements to act as an observer of the Company set-out in paragraph 14(h) below.

The Series B Preferred Observer may be removed and/or replaced by notice from the Investor. Subject to paragraph 14(h) below, the Series B Preferred Observer will be entitled to receive notice of all meetings of the Board and attend meetings of the Board, but shall have no right to vote on any matter. The Company shall give such Series B Preferred Observer copies of all notices, minutes, consents, and other materials that it provides to the directors, subject to such limitations as may be imposed by the Company, acting reasonably. The rights of the Series B Preferred Observer to receive notice of, and attend, meetings of the Board (and receive any related documents, information or materials) shall automatically terminate upon the Investor ceasing to have the right to appoint a director to the Board in accordance with paragraph 14(a).

(f)

Qualifications of Series B Preferred Director and Series B Preferred Observer. The right to appoint a nominated Series B Preferred Director pursuant to paragraph 14(a) or 14(b) and the appointment of a Series B Preferred Observer (as applicable) shall be subject to (A) the nominated Series B Preferred Director satisfying of all requirements regarding service as a director of the Company under applicable Law, applicable stock exchange rules, Articles 11.5(b), (c) and (d) and Company policies regarding service as a director

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of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company, (B) the nominated Series B Preferred Director not jeopardising the Company’s status as a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act; and (C) such nominated Series B Preferred Director or Series B Preferred Observer not being or becoming a Representative or a significant shareholder of a Competitor or a Supplier. The nominated Series B Preferred Director and Series B Preferred Observer shall make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such nominee’s eligibility and qualification to serve as contemplated hereunder. No nominated Series B Preferred Director or Series B Preferred Observer shall be eligible to serve as a director or act as observer (as applicable) if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act, or (y) is subject to any judgment prohibiting service as a director of any public company. In the event that a Series B Preferred Director or Series B Preferred Observer becomes aware that he or she no longer satisfies all the requirements set forth in this paragraph 14(f), the Series B Preferred Director shall immediately resign from the Board and the Series B Preferred Observer shall cease to have the right to receive notice of, and attend, meetings of the Board (as applicable), and the Investor shall be entitled to designate a new Series B Preferred Director and/or Series B Preferred Observer (as applicable), subject to the terms of this paragraph 14. As a condition to the nominated Series B Preferred Director’s election to the Board and a Series B Preferred Observer attending meetings of the Board, each nominated Series B Preferred Director and each Series B Preferred Observer must provide to the Company:

(i)

all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable law, any stock exchange rules or listing standards or the Memorandum and Articles or corporate governance guidelines;

(ii)

all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or observers or satisfying compliance and legal or regulatory obligations;

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(iii)

an undertaking in writing (a) to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to other non-executive directors of the Company; and (b) at the request of the Board to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof to the extent regarding the Company’s relationship with the Investors or any of their Affiliates, or matters arising under any agreements or transactions with such parties.

(g)

Compensation. No Series B Preferred Director or Series B Preferred Observer shall be entitled to any compensation from the Company, other than reimbursement of expenses pursuant to the Company’s reimbursement policies for non-executive directors.

(h)

Information. The Company shall have the right to withhold any information and exclude any Series B Preferred Director and Series B Preferred Observer from all or any portion of any Board or Board committee meeting in the event of a conflict of interest, including in the event that (i) there is any material economic, competitive or other interest of the Investor or its Affiliates in any potential transaction, agreement or arrangement of the Company that would be reasonably likely to materially impair the independence or objectivity of such Series B Preferred Director or Series B Preferred Observer, or (ii) the Investor or any of its Affiliates is a counterparty or have a material economic interest in the counterparty in any potential transaction, agreement or arrangement of the Company; provided, that in no event will this paragraph 14(h) be used in any way to materially impair the rights of the Series B Preferred Shares set forth herein. Additionally, the Company shall have the right to exclude any Series B Preferred Director or Series B Preferred Observer from any meeting of the Strategy Committee of the Board if the Investors and their Affiliates beneficially own any equity interest in a Supplier or Competitor of the Company; provided that this sentence shall not apply if the Investors and their Affiliates have beneficial ownership of less than a 5.0% equity interest in a public entity in which the Investors and their Affiliates are passive investors.

15.	Voting Rights.

Each Series B Preferred Share shall have the right to exercise at any meeting of the Members or on any Resolution of Members (voting as a single class with the Common Shares) the number of votes exercisable by the Common Shares into which the Series B Preferred Share is entitled to convert into (in accordance with paragraph 8 of this Schedule 2) on (i) the record date for determining those Shareholders entitled to vote at

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the relevant meeting of the Members or Resolution of Members; or (ii) if no record date is fixed, the date of the meeting of the Members or Resolution of Members, provided further that the holders of a majority of the Series B Preferred Shares shall have the right to approve the Series B Reserved Matters set out in this Schedule 2.

16.	Tax.

(a)

Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series B Preferred Shares to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Schedule 2 as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Series B Preferred Share, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Series B Preferred Share or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)

Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of Series B Preferred Shares or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series B Preferred Shares to a beneficial owner other than the initial beneficial owner of the Series B Preferred Shares, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

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17.	Transfer Agent, Conversion Agent, Registrar and Paying Agent.

(a)

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B Preferred Shares shall be [                ]. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series B Preferred Shares and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

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We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the 10th February, 2017:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

/s/ Michael Wood
Per: Michael Wood
For and on behalf of
Codan Trust Company (B.V.I.) Ltd.

Annex II

Form of Registration Rights Agreement

Shelf Registration Rights Agreement

THIS SHELF REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of September [•], 2020 by and among Despegar.com, Corp, a business company incorporated in the British Virgin Islands with company number 1936519 and whose registered office is at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Company”), and the person and entities listed as “Holders” on the signature pages hereto (each, a Holder and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company has entered into an Investment Agreement, dated as of August 20, 2020 (as may be amended from time to time, the “Investment Agreement”), with each of the Holders, pursuant to which the Company has sold to the Holders, and the Holders have purchased from the Company, an aggregate of 50,000 Series B Convertible Preferred Shares of the Company (the “Purchased Shares”), convertible into ordinary shares of the Company, no par value (“Common Shares”).

WHEREAS, as a condition to each of the Holders’ obligations under the Investment Agreement, the Company and the Holders will enter into this Agreement for the purpose of granting certain registration rights to the Investors.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company and the Holders agree as follows:

1. Definitions. Capitalized terms used, but not defined elsewhere in this Agreement, will have the meanings set forth in this Section 1 for all purposes of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of any Holder or any of its Affiliates, and (ii) portfolio companies of any Holder or any Affiliate thereof shall not be deemed to be Affiliates of any Holder solely to the extent that any such portfolio company has not received any Confidential Information (as defined in the Confidentiality Agreement between the Company and the Holders) pertaining to the Company from any holder (provided that no Person will be deemed to be in receipt of any Confidential Information solely because any such person serves as a director, officer or employee of such portfolio company). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, in the British Virgin Islands or in the United Arab Emirates are authorized or required by Law to be closed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Form F-3” and “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Law” means any federal, state, local, municipal or foreign law (including common law) statute, constitution, code, ordinance, rule, regulation or other requirement or guideline, or any award, decision, decree, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold more than 50% of the voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) would own more than 50% of voting or economic power of the outstanding capital stock of the Company (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of the Company; provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the Persons who held the Company’s securities immediately prior to such transaction.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or organization, including a Governmental Authority.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Common Shares issued to the Holders upon the conversion of the Purchased Shares in accordance with the terms thereof, and (ii) any Common Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above. The number of shares of Registrable Securities outstanding shall be determined by the number of Common Shares outstanding that are, and the number of Common Shares issuable pursuant to then exercisable or convertible securities that are, Registrable Securities; provided that any such Registrable Securities shall cease to be Registrable Securities to the extent: (i) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such Registrable Securities then owned by a Holder and its Affiliates could be sold in their entirety pursuant to Rule 144 without restriction as to volume or manner of sale during any three-month period, (iii) such Registrable Securities are otherwise transferred, in a transaction in which the Holder’s rights under Section 2 hereof are not assigned; or (iv) the Registrable Securities have ceased to be outstanding.

“Representative” means, with respect to any Person, its directors, officers, principals, partners, managers, members, employees, consultants, agents, advisors (including accountants and financial and legal advisors), attorneys, accountants, other advisors and other representatives.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

2. Registration. The Company covenants and agrees as follows:

2.1 Mandatory Registration.

(a) The Company shall prepare and file with the SEC a registration statement on Form S-3 or Form F-3 pursuant to Rule 415 promulgated under the Securities Act (or any successor rule, “Rule 415”) so as to permit the resale of such Registrable Securities by the Holders, and shall use its commercially reasonable efforts to (a) cause such registration statement to be declared effective within the date that is six (6) months following the date hereof and (b) cause such registration statement to remain effective and to be supplemented and amended to the extent necessary to ensure that such registration statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders at all times until the earlier of (i) the date on which the Holders shall have sold, either publicly pursuant to such registration statement or pursuant to Rule 144, all the Registrable Securities or (ii) the date on which the Holders can sell all of its Registrable Securities under Rule 144 without restriction as to volume or manner of sale during any three-month period. A registration statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. As soon as practicable following the effective date of a registration statement filed pursuant to this Section 2.1, but in any event within three (3) Business Days of such date, the Company shall notify the Holders of the effectiveness of such registration statement.

(b) If the Holders of at least 50.0% of the then outstanding number of Registrable Securities held by the Holders (the “Underwritten Demand Holders”) elect to distribute the Registrable Securities by means of an underwriting and reasonably expect aggregate gross proceeds in excess of $25,000,000 (the “Holders’ Minimum Amount”) from such underwritten offering, they shall so advise the Company promptly and the Company shall enter into an underwriting agreement in a form as is customary in underwritten offerings of securities by the Company with the underwriters selected by the Underwritten Demand Holders and reasonably satisfactory to the Company and shall take all such other reasonable actions as are requested by the managing underwriter or underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in more than two (2) underwritten offerings pursuant to this Section 2.1. In connection with any underwritten offering contemplated in this Section 2.1, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company; provided, that no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution, the accuracy of information provided by a Holder specifically for use in such registration statement or prospectus, and any other representation required by law. The Holders shall determine the pricing of the Registrable Securities offered pursuant to the registration statement, applicable underwriting discount and other financial terms (including the material terms of the applicable underwriting agreement) and determine the timing of any such registration and sale. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Holders of Registrable Securities that may be included in the underwriting shall be allocated: (i) first, to Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, that are requested to be included in such registration, pro rata on the basis of the relative number of Registrable Securities owned at such time by each Holder seeking to participate in the registration; and (ii) second, after all such securities requested to be included in clause (i) are included, the shares of the Company that can be sold without having the adverse effect referred to above. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

2.2 Obligations of the Company. In connection with the filing of any registration statement or sale of any Registrable Securities as provided in this Agreement, the Company shall use its commercially reasonable efforts to, as expeditiously as reasonably possible:

(a) prepare and file with the SEC the registration statement, within the relevant time period specified in Section 2.1, on the appropriate form under the Securities Act, which form, subject to Section 2.1, (1) shall be selected by the Company, (2) shall be available for the registration and sale of the Registrable Securities by the selling Holders thereof, (3) shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated by reference therein, (4) shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (5) shall comply in all respects with the requirements of Regulation S-T under the Securities Act, and otherwise comply with its obligations set forth herein;

(b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the intended method(s) of distribution by the selling Holders thereof; provided, that should the Company file a post-effective amendment to any registration statement, the Company will use its commercially reasonable efforts to have such filing declared effective by the SEC within thirty (30) day consecutive Business Days following the date of filing, which such period shall be extended for an additional thirty (30) Business Days if the Company receives a comment letter from the SEC in connection therewith;

(c) provide the Holders and their respective counsel with a reasonable opportunity to review and comment on such registration statement and each prospectus included therein (and each amendment or supplement thereto) prior to filing with the SEC, as well as any related correspondence responding to comments from the SEC;

(d) (i) notify each Holder, within three (3) Business Days after filing, that a registration statement with respect to the Registrable Securities has been filed and advise such Holders that the distribution of Registrable Securities will be made in accordance with any method or combination of methods legally available by the Holders of any and all Registrable Securities, (ii) furnish to the Holders, without charge, (x) at least one copy of any registration statement and any amendment(s) thereto, including all financial statements and schedules, all documents incorporated therein by reference and all exhibits, (y) upon the effectiveness of any amendment(s) to a registration statement, such reasonable number of copies of a prospectus, including a preliminary prospectus and any free writing prospectus, in conformity with the requirements of the Securities Act, including any amendments or supplements thereto, and other documents incident thereto, and (z) such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them, and (iii) hereby consent to the use of the prospectus or any amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;

(e) use all commercially reasonable efforts to (i) register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, (ii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times, and (iii) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(g) notify each Holder of Registrable Securities covered by such registration statement as promptly as reasonably practicable after becoming aware of such event or facts in writing (i) when any post-effective amendments and supplements thereto become effective, (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a registration statement and prospectus or for additional information after such registration statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if, between the effective date of a registration statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (vi) of the filing of a post-effective amendment to such registration statement;

(h) notify each Holder of Registrable Securities covered by such registration statement at any time in writing when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus or free writing prospectus (to the extent prepared by or on behalf of the Company) as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(i) notify each Holder and its counsel of the issuance by the SEC or any state securities authority of any stop order or other actions suspending the effectiveness of a registration statement or the qualification of any Registrable Securities for sale in any jurisdiction or the initiation of any proceedings for that purpose and the resolution thereof and take all reasonable action required to prevent the entry of such stop order or similar notice or to remove it if entered;

(j) cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed for which the Company shall pay all fees and expenses in connection with satisfying its obligation thereunder;

(k) cooperate with the Holder to facilitate the timely preparation and delivery of the Registrable Securities in book-entry form or with certificates (not bearing any restrictive legend) representing the Registrable Securities disposed of pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Holder may reasonably request and registered in such names as the Holder may request;

(l) if reasonably requested by the Holder, the Company shall promptly incorporate in a prospectus supplement or post-effective amendment to any Registration Statement such information as the Holder believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities;

(m) if reasonably requested by the Holder at any time, the Company shall deliver to the Holder a written confirmation from the Company’s counsel of whether or not the effectiveness of any registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not such registration statement is currently effective and available to the Company for sale of all of the Registrable Securities;

(n) cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA); and

(o) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Board of Directors shall determine in their good faith judgment that any such filing or the sale of any securities pursuant to such registration statement would:

(i) materially impede, delay or interfere with any material pending or proposed financing, acquisition, sale, merger, corporate reorganization or other similar transaction involving the Company for which the Board of Directors has authorized negotiations;

(ii) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its shareholders; provided that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s Subsidiaries or Affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.2, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended. Each Holder shall keep confidential the fact that a the Company has suspended the effectiveness of any registration statement unless and until otherwise notified by the Company, except (A) for disclosure to such Holder’s directors, officers, employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Holder with respect to its investment in the Common Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries, (D) as required by law, rule or regulation, provided that the Holder takes commercially reasonable efforts to limit such disclosure and gives prior written notice to the Company of such requirement and the contents of the proposed disclosure to the extent it is permitted to do so under applicable Law, and (E) for disclosure to any other Holder.

2.3 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities (which, for the avoidance of doubt, shall consist solely of the such Holder’ name, the number of shares to be sold by such Holder pursuant to such registration statement, and the expected plan of distribution (such information, the “Holder Information”)).

2.4 Expenses of Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders, not to exceed $50,000 in the aggregate for any registration, shall be borne by the Company.

2.5 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.6 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and shareholders of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, and the Company will reimburse each such Holder, each of its officers, directors, partners, underwriter, controlling Person or other aforementioned Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling Person or other aforementioned

Person; provided, further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned Person, or any Person controlling such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned Person to such Person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration (which, for the avoidance of doubt, shall be limited to the Holder Information); and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 2.6(b) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this Section 2.6(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.6 but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 2.6 isheld by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2.

2.7 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form F-3, the Company agrees to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, from and after the date hereof;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c) furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form; and

(d) take such additional action as is reasonably requested by a Holder to enable such Holder to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such certificates and instructions to the Company’s transfer agent as may be reasonably requested from time to time by such Holder and otherwise provide reasonable cooperation to the Holder and Holder’s broker to effect such sale of securities pursuant to Rule 144.

2.8 Assignment of Registration Rights. A Holder may assign its rights under this Agreement to a Person that is a “Permitted Transferee” (as defined in the Investment Agreement, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. The Company may only assign its rights and obligations under this agreement to any successor entity; provided, that such successor entity agrees in writing to assume all of the Company’s rights and obligations under this Agreement.

2.9 Termination of Registration Rights. This Agreement and the rights of each Holder hereunder shall terminate upon the date that all of the Registrable Securities cease to be Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Section 2.6 of this Agreement shall remain in full force and effect following such time.

3. Miscellaneous.

3.1 Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

3.2 Extension of Time, Waiver, Etc. The Company and the Holders of Registrable Securities outstanding may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Holders in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

3.3 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.4 Entire Agreement; No Third-Party Beneficiaries; No Recourse; No Inconsistent Agreements. (a) This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b) No provision of this Agreement (other than Section 2.6 hereof) shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof (to the extent permitted by Section 2.8) and that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Holders, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

(c) The Company has not entered into any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement except as has been waived pursuant to the terms of such other agreement on or prior to the date hereof. The rights granted to the Holders hereunder do not conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements, except (i) as may be waived pursuant to the terms of such other agreement, or (ii) as would not reasonably be expected to prevent the exercise by the Holders of Registrable Securities of the rights granted to such Holders in this Agreement.

3.5 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) All actions arising out of or relating to this Agreement shall be heard and determined in the U.S. federal and New York state courts in the Borough of Manhattan in New York City and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 3.5 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 3.8 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

3.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.6.

3.7 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a) If to the Company, to it at:

Despegar.com, Corp.

Juana Manso 1069, Floor 5

Ciudad Autónoma de Buenos Aires, Argentina C1107CBR

Attn: General Counsel

Email: [        ]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Juan Francisco Mendez

Phone: [    ]

Email: [    ]

(b) If to a Holder, at:

[•]

with a copy to (which copy alone shall not constitute notice):

Shearman & Sterling LLP

1460 El Camino Real, Floor 2

Menlo Park, CA 94025

Attn: Christopher Forrester

Phone: [    ]

Email: [    ]

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 3.8 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 3.9 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Holders” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Holders or their respective Representatives or (B) delivered in Person or electronically to the Holders or their respective Representatives. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DESPEGAR.COM, CORP.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

[HOLDER]

By:
Name:
Title: